Exhibit 10.18

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

RESEARCH COLLABORATION, OPTION AND LICENSE AGREEMENT

BETWEEN

IONIS PHARMACEUTICALS, INC.

AND

PRAXIS PRECISION MEDICINES, INC.

CONFIDENTIAL

RESEARCH COLLABORATION, OPTION AND LICENSE AGREEMENT

This RESEARCH COLLABORATION, OPTION AND LICENSE AGREEMENT (the “Agreement”) is made and entered into as of the 11th day of September, 2019 (the “Effective Date”) by and between Ionis Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 2855 Gazelle Court, Carlsbad, CA 92010 (“Ionis”), and Praxis Precision Medicines, Inc., a Delaware corporation with its principal place of business at One Broadway Street, 16th Floor, Cambridge, MA 02142 (“Praxis”). Praxis and Ionis each may be referred to herein individually as a “Party” or collectively as the “Parties”

RECITALS

WHEREAS, Ionis possesses certain Patent Rights, Know-How, technology and expertise with respect to antisense drugs, and has novel and valuable capabilities for the research, discovery, identification, development and synthesis of antisense drugs;

WHEREAS, Praxis is engaged in the research, development and commercialization of human therapeutic products and has expertise in the area of SCN2A and its role in epilepsy;

WHEREAS, Ionis and Praxis are interested in combining their expertise to enter into a collaboration to discover and develop antisense oligonucleotide drugs that treat forms of epilepsy caused by mutations of the SCN2A gene by selectively binding and down-regulating gene products of the SCN2A gene;

WHEREAS, such collaboration will include (i) validation and application of ASOs for the treatment of epilepsy caused by mutations of the SCN2A gene, (ii) drug discovery to identify a Development Candidate down-regulating gene products of the SCN2A gene, and (iii) development of the Development Candidate by Ionis through completion of the IND-enabling toxicology study, all on the terms and conditions set forth below; and

WHEREAS, Ionis desires to grant to Praxis an option to obtain, among other things, an exclusive, worldwide license to develop and commercialize the Development Candidate identified by Ionis and Praxis desires to obtain such option.

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth in APPENDIX 1, or if not listed in APPENDIX 1, the meaning designated in places throughout this Agreement.

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ARTICLE 2.

AGREEMENT OVERVIEW

The Parties intend that under this Agreement, (i) the Parties will combine their respective expertise to conduct a research collaboration pursuant to the Research Plan, (ii) under the Research Plan, Ionis and Praxis will conduct Research to validate and further support the use of ASOs to bind to the mRNA or pre-mRNA and down-regulate the expression of SCN2A gene products to treat conditions in the Field, (iii) under the Development Candidate Identification Plan, Ionis will perform drug discovery activities to identify a Development Candidate and one or more Related Compounds, (iv) Ionis will develop the Development Candidate through completion of the IND-Enabling Toxicology Study, (v) Ionis will provide Praxis an Option to obtain an exclusive license from Ionis to Develop and Commercialize the Development Candidate in the Field, (vi) Praxis will have a limited right to expand the Field and (vii) upon exercise of its Option, Praxis will be responsible for all further Development and Commercialization activities and costs for the Products in the Field. The purpose of this ARTICLE 2 is to provide a high-level overview of the roles and responsibilities and rights and obligations of each Party under this Agreement, and therefore this ARTICLE 2 is qualified in its entirety by the more detailed provisions of this Agreement set forth below.

ARTICLE 3.

RESEARCH AND DEVELOPMENT

3.1

Research Responsibilities and Research Plan. Subject to and in accordance with the terms of this Agreement, Ionis and Praxis will conduct Research activities related to down-regulation of SCN2A gene products associated with the Field under a mutually agreed plan including scope and budget for such activities (the “Research Plan”). The Research Plan will specify the Research studies each Party will conduct to validate and further support the use of ASOs down-regulating gene products of the SCN2A gene for the Field. The initial Research Plan has been approved by the Parties as of the Effective Date and may be updated by mutual agreement of the Parties (through the JSC). If the JSC cannot agree upon any update to the Research Plan proposed by either Party within [***] following submission of such update by a Party to the JSC, then either Party may refer the matter to the Senior Representatives for resolution. If the Senior Representatives cannot agree on any proposed update to the Research Plan within an additional [***] after the matter is so referred, then, except as set forth in Section 3.6.1, Ionis will have final decision-making authority with respect to any elements of any proposed update to the Research Plan to which the Senior Representatives cannot agree that [***], and Praxis will have final decision-making authority with respect to any elements of any proposed update to the Research Plan to which the Senior Representatives cannot agree that [***]. Neither Party will have any obligation to perform additional activities that are not expressly set forth in the Research Plan and identified as activities to be performed by such Party. If the Parties mutually agree that either Party will conduct additional work under the Research Plan, they will agree on the scope, budget and payment for such additional work and amend the Research Plan accordingly (through the JSC). Neither Party will have any obligation to begin work until a budget is agreed to by the Parties.

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3.2

Research Plan Costs. Except as otherwise provided under this Agreement, each Party will pay its own respective internal costs incurred in connection with conducting its activities under the Research Plan, and Praxis will reimburse Ionis for its actual out-of-pocket costs paid to Third Parties for (a) supplies needed to conduct the activities assigned to Ionis under the Research Plan, and (b) activities performed or to be performed on Ionis’ behalf under the Research Plan, in accordance with the budget therefor (“Ionis Research Costs”). If Ionis intends to engage a Third Party to perform any of Ionis’ activities under the Research Plan and Praxis has not already agreed under the Research Plan to the performance of such activities by such Third Party, Ionis will notify Praxis in advance of such engagement. Ionis will submit invoices to Praxis for such Ionis Research Costs on a quarterly basis. In each case, Praxis will pay to Ionis all Ionis Research Costs set forth in any such invoice which correspond to the approved budget in the Research Plan within [***] following Praxis’ receipt of such invoice. Praxis will pay for all of its activities expressly contemplated to be assigned by Praxis to any Third Party under the Research Plan, including all such activities to be performed by RogCon on behalf of Praxis.

3.3

Recordkeeping; Reporting. Praxis and Ionis will prepare and maintain complete and accurate records regarding their respective activities under the Research Plan. At each meeting of the JSC, or if otherwise requested by a Party, each Party will deliver a written report to the other (along with any requested copies of data or reports) describing the activities conducted by such Party under the Research Plan.

3.4

Manufacturing and Supply. During the Collaboration Term, Ionis will supply up to [***] solely for Praxis to conduct studies under the Research Plan. Except as set forth in this Section 3.4, and subject to Section 3.6.1, Praxis is responsible for supplying all API and finished drug product for the Parties’ activities under this Agreement.

3.5	Development Candidate Identification.

3.5.1

Development Candidate Identification Plans. Promptly after the Effective Date, but in any event within [***] thereafter, Ionis will submit to the JSC for its review and approval an initial draft plan to identify a Development Candidate (such plan, as may be modified by the JSC from time to time to address the discovery activities to be conducted by Ionis, the “Development Candidate Identification Plan”‘). No later than [***] after submission of the Development Candidate Identification Plan to the JSC, the JSC will agree on the final Development Candidate Identification Plan, which plan will be consistent with Ionis’ other plans for other gene targets. From time to time during the Collaboration Term Ionis will update the Development Candidate Identification Plan as needed and submit it to the JSC for its review and approval in accordance with Section 4.1.2. If the JSC cannot agree upon any aspect of the final Development Candidate Identification Plan or any update thereto proposed by Ionis within [***] following discussion at the meeting of the JSC, then either Party may refer the matter to the Senior Representatives for resolution. If the Senior Representatives cannot agree on any aspect of the final Development Candidate Identification Plan or any proposed update thereto within an additional [***] after the matter is so referred, then Ionis will have final decision-making authority with respect to any elements of the Development Candidate

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Identification Plan to which the Senior Representatives cannot agree. Ionis will carry out its drug discovery efforts in accordance with the Development Candidate Identification Plan and in a manner consistent with its internal practices for other gene targets with the goal of identifying the optimal Compound as the Development Candidate and at least one Related Compound as soon as practicable.

3.5.2

Delivery of the Development Candidate Data Package. Within [***] after approval by Ionis’ research management committee (“RMC”) of a Development Candidate under the Development Candidate Identification Plan, Ionis will provide to the JSC a Development Candidate Data Package. Such Development Candidate Data Package will include one Compound that Ionis’ RMC has approved as the most suitable lead Development Candidate under the Development Candidate Identification Plan and will also include any and all other Compounds that Ionis’ RMC considered as possible Development Candidates in connection with its review of Compounds generated under the Development Candidate Identification Plan (all such additional Compounds that are identified by Ionis’ RMC as potential backup Compounds, the “Related Compounds”). The Development Candidate Data Package will include a level of detail for the proposed Development Candidate and any Related Compounds that Ionis typically has for its other similar programs. If Ionis’ RMC determines that there are no suitable Related Compounds, Ionis will include in the Development Candidate Data Package the data resulting from the final monkey screening study performed under the Development Candidate Identification Plan, if such data is not already included in the Development Candidate Data Package.

3.6	IND-Enabling Toxicology Study.

3.6.1

IND-Enabling Toxicology Study Design. The Parties have agreed upon a high- level outline of a pre-clinical toxicology plan as of the Effective Date, and will finalize such plan at the first meeting of the JSC. The JSC will propose and agree upon a pre-clinical toxicology plan for die Development Candidate (“IND- Enabling Toxicology Plan”) no later than [***]. If the JSC is unable to agree on the IND-Enabling Toxicology Plan within the time period set forth in this Section 3.6.1, then either Party may refer the matter to the Senior Representatives for resolution. If the Senior Representatives cannot agree on the IND-Enabling Toxicology Plan within [***] after the matter is so referred, then Ionis will have final decision-making authority with respect to [***], provided that Ionis’ decision is consistent with the choices Ionis makes for its other similar programs, and Praxis will have final decision-making authority with respect to [***]. Promptly after the Parties agree upon the IND- Enabling Toxicology Plan, Praxis will notify the JSC of the name of the contract manufacturing organization (“CMO”) Praxis intends to use for the supply of the API and finished drug product to be used in the IND-Enabling Toxicology Study and provide to the JSC a draft statement of work for the manufacture of such supply. Praxis will, at its own expense, deliver API and finished drug product to Ionis or Ionis’ designee for the IND-Enabling Toxicology Study contemplated in the IND-Enabling Toxicology Plan and will endeavor to make such delivery no later than [***]. Praxis will enter into an agreement with

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such CMO for the production of the API and finished drug product to be used in the IND-Enabling Toxicology Study, and, if applicable, shall have reserved a manufacturing slot with such CMO for such production (and pay any reservation fees, if applicable), no later than [***]. Ionis will conduct the IND-Enabling Toxicology Study in accordance with the IND-Enabling Toxicology Plan. Ionis will provide the Draft Report for the IND-Enabling Toxicology Study to the JSC and to Praxis promptly following Completion of such study.

3.6.2

IND-Enabling Toxicology Costs. Before commencing any IND-Enabling Toxicology Study, Ionis will provide a good faith detailed estimate of Ionis’ fully burdened cost (i.e., any out-of-pocket expenses to be paid to Third Party service providers and Ionis’ FTE Costs) expected to be incurred in connection with conducting such IND-Enabling Toxicology Study and the Parties will agree, through the JSC, upon a budget for such IND-Enabling Toxicology Study (such JSC-approved costs, the “IND-Enabling Toxicology Costs”). Ionis will submit invoices to Praxis for (a) the amount that is [***] of the total amount of the IND-Enabling Toxicology Costs promptly following Ionis’ execution of the contract with the applicable vendor for any IND-Enabling Toxicology Study, and (b) the remaining amount of such IND-Enabling Toxicology Costs once Ionis sends to Praxis the Draft Report with respect to such IND-Enabling Toxicology Studies. In each case, Praxis will pay to Ionis all IND- Enabling Toxicology Costs set forth in any such invoice within [***] following Praxis’ receipt of such invoice. Ionis will have no obligation to perform any work on any IND-Enabling Toxicology Study, and Praxis will have no obligation to reimburse Ionis for any IND-Enabling Toxicology Costs, unless the JSC has approved the budget for the IND-Enabling Toxicology Study.

3.7

Clinical Development Plan. Within [***], the JSC will propose and agree on a high-level clinical development plan and regulatory strategy for any potential Development Candidate through completion of the first Pivotal Study, which plan may include activities related to the identification of biomarkers, natural history studies and endpoint development, if determined by the JSC (such plan the “Clinical Development Plan”). Praxis will propose the initial draft of such Clinical Development Plan to the JSC for review, comment and approval. Any such initial draft of the Clinical Development Plan will include the information set forth on SCHEDULE 3.7. If the JSC cannot agree upon the Clinical Development Plan, the matter will be referred to the Senior Representatives for resolution. Subject to Section 4.1.4(b) (but only with respect to [***]), if the Senior Representatives cannot agree on the Clinical Development Plan within [***] after the matter is so referred, Praxis will have final decision-making authority with respect to the [***].

3.7.1

Biomarker, Endpoint and Natural History Work. If the JSC agrees to include biomarker work, any natural history study or endpoint development in the Clinical Development Plan, then Praxis will be responsible for performing such biomarker work, natural history study or endpoint development.

3.7.2	Communications Regarding Clinical Development Plan Data. Prior to the Initiation of the first Clinical Study under the Clinical Development Plan, the

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Parties will mutually agree on a communication plan regarding the public disclosure of data and results arising from activities to be conducted under the Clinical Development Plan. If the Parties cannot agree on such a communication plan, then neither Party will have final decision-making authority regarding any such communications occurring prior to Option exercise, and Praxis will have final decision-making authority regarding any such communications occurring after Option exercise.

3.8

Development of [***]. Praxis will have the right (but not the obligation) at any time after Praxis exercises the Option under Section 5.1 until [***], to [***] the [***]. If Praxis seeks to [***] the [***], then Praxis will notify Ionis and such [***]. If the Parties mutually agree that Praxis may [***] the [***], then the Parties will, as soon as practicable but no later than [***] after agreeing to such [***], negotiate an appropriate amendment of this Agreement. Prior to Praxis’ initiation of any [***], Praxis will notify Ionis of [***] provide the JSC with drafts of [***] (“[***]”) and a [***] (“[***]”) for such [***]. The contents of the [***] and the [***] will be similar to the contents of the [***]. The JSC will be responsible for reviewing and approving the [***] and the [***], and any updates or amendments thereto, proposed by Praxis. If the JSC cannot agree upon any aspect of the [***] or the [***] or any update or amendment thereto, the matter will be referred to the Senior Representatives for resolution. If the Senior Representatives cannot agree on the [***] or the [***] within [***] after the matter is so referred, then Ionis will have final decision-making authority with respect to [***], provided that Ionis’ decision is consistent with the choices Ionis makes for its other similar programs, and Praxis will have final decision-making authority with respect to (a) [***] and (b) [***], in each case except as set forth in Section 4.1.4(b) with respect to matters arising after Praxis’ exercise of the Option. As between the Parties, Praxis will be solely responsible, at its own cost and expense, for [***].

3.9

Participation in Meetings Sponsored by a Party’s Clinical Development Group. Each Party will provide the other Party with an invitation to attend, at the other Party’s own cost and expense, and allow such other Party to participate in, any meetings held by a Party’s clinical advisory board or similar external medical advisory group, if any, which are scheduled to cover topics relating specifically to the Development Candidate or the conduct or design of any Clinical Study, including any natural history studies; provided, however, that such Party may exclude the other Party from any portions of such meetings that do not pertain to the Development Candidate or supportive Clinical Studies (including natural history studies); and provided, further, that the Party holding the meeting will endeavor to structure such meetings that discuss topics unrelated to the Development Candidate in a manner that permits the other Party to attend (e.g., structuring the agenda of such meeting so that the Development Candidate is discussed first so that the other Party may attend that portion of such meeting only). With respect to any such meetings held by a Party, the other Party will comply with such Party’s internal policies disclosed to the other Party regarding attendance and participation in such meetings, and the other Party will participate in such meeting in a manner that is consistent with such Party’s strategy for the Development Candidate. If a Party does not attend any such meeting, [***]. Praxis’ obligation under this Section 3.9 to invite Ionis to attend and participate in any meetings held by Praxis’ clinical advisory board or similar external medical advisory group, if any will cease on the date [***].

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3.10

Collaboration Term. The term for the Collaboration will begin on the Effective Date and will end on the earlier of (a) the [***] anniversary of the Effective Date, (b) the date Praxis exercises its Option and pays the License Fee in accordance with Section 5.2, and (c) the date the Option expires unexercised (the “Collaboration Term”).

3.11

Expiration of Collaboration Term. At the end of the Collaboration Term, other than as provided under this Agreement or mutually agreed in writing by the Parties, neither Ionis nor Praxis will have an obligation to perform any additional activities. For the avoidance of doubt, if Ionis, despite using Commercially Reasonable Efforts, has not identified a Development Candidate by the end of the Collaboration Term, then the Parties will no longer have an obligation to perform any activities under this Agreement and the Agreement may be terminated pursuant to Section 13.2.5.

3.12

Materials Transfer. To facilitate the activities under the Research Plan or the Development Candidate Identification Plan, either Party may provide to the other Party certain materials for use by the other Party in furtherance of the conduct of the activities under the Research Plan or the Development Candidate Identification Plan, as applicable. All such materials will be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of exercising its rights and performing its obligations under this Agreement, and the receiving Party will not transfer such materials to any Third Party unless expressly contemplated by this Agreement or upon the written consent of the supplying Party.

THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

3.13

Applicable Laws; Books and Records. Each Party will conduct, and will cause its employees and subcontractors to conduct, the activities for which it is responsible under this Agreement in good scientific manner and in compliance with good laboratory and clinical practices, cGMP and Applicable Law. Each Party will maintain, consistent with its then-current internal policies and practices, and cause its employees and subcontractors to maintain, consistent with its internal policies and Applicable Law, for at least ten years, records and laboratory notebooks, inventory, purchase and invoice records and Manufacturing records, in each case, with respect to Products in sufficient detail and in a good scientific manner appropriate for (a) inclusion in filings with Regulatory Authorities for such Products and (b) obtaining and maintaining intellectual property rights and protections, including Patent Rights for such Products. Such records and laboratory notebooks will be complete and accurate in all material respects and will fully and properly reflect all work done, data and developments made, and results achieved. Each Party will allow the other Party, to the extent necessary for such regulatory or intellectual property protection purposes, to inspect or copy such records, subject to reasonable redaction by such Party.

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ARTICLE 4.

GOVERNANCE

4.1	Joint Steering Committee.

4.1.1

Establishment. Within [***], Praxis and Ionis will establish a joint steering committee (the “JSC”) to oversee, review, monitor, coordinate and, where specified in Section 4.1.2, approve the activities of the Parties under this Agreement through [***] and serve as a forum for the exchange and discussion of information with respect thereto. Each Party will bear its own costs associated with its members attending JSC meetings. Ionis will have the right, but not the obligation, to participate in the JSC during the period starting on the [***] and ending on the [***]. If Ionis chooses not to participate, then Ionis will notify Praxis promptly of its decision and Praxis may dissolve the JSC at any time thereafter.

4.1.2

Responsibilities. SCHEDULE 4.1.2 sets forth certain JSC governance matters agreed to as of the Effective Date. Without limiting any of the foregoing, and subject to Section 4.1.4, the JSC will be responsible for the following functions:

(a)	overseeing, reviewing monitoring and coordinating the Parties’ activities under this Agreement;

(b)	reviewing and approving any updates to the Research Plan;

(c)	reviewing and approving the Development Candidate Identification Plan, including updates thereto, as described in Section 3.5.1;

(d)	reviewing the overall progress of Ionis’ efforts to discover, identify, optimize and select the Development Candidate;

(e)	proposing and approving the IND-Enabling Toxicology Plan for the Development Candidate [***], as applicable;

(f)	agreeing on the IND-Enabling Toxicology Costs pursuant to Section 3.6.2;

(g)

proposing and approving the initial Clinical Development Plan, including any biomarker, endpoint and natural history work to be performed in the Clinical Development Plan, and any updates thereto, as described in Section 3.7;

(h)	agreeing on any [***], and any updates thereto, proposed by Praxis;

(i)	establishing teams and committees to oversee and manage activities after Development Candidate designation as it deems necessary through [***];

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(j)	establishing, reviewing and approving the Technology Transfer Plan pursuant to Section 7.8, and any amendments thereto; and

(k)

undertaking or approving such other matters as are specifically provided for the JSC under this Agreement or as may be assigned to the JSC by mutual agreement of the Parties pursuant to this Agreement.

4.1.3

Membership. The JSC will be comprised of an equal number of members from each of Ionis and Praxis, and unless otherwise agreed such number will be three members from each of Ionis and Praxis. Each JSC member will have experience and expertise appropriate for the stage of development of the collaboration described herein. Either Party may replace its respective JSC members at any time with prior notice to the other Party, provided that such replacement is of comparable authority and scope of functional responsibility within that Party’s organization as the individual he or she is replacing. Each Party will designate one of its representatives who is empowered by such Party to make decisions related to the performance of such Party’s obligations under this Agreement to act as the co-chair of the JSC (each, a “Co-Chairperson”). The Co-Chairpersons will be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting (any such agenda will include every matter requested by either Party), and preparing minutes of each meeting within [***] thereafter. Two (2) representatives of RogCon will be invited to attend, at their own expense, any meetings of the JSC and will be allowed to participate in such meetings as non-voting observers.

4.1.4

Decision Making. Decisions of the JSC will be made by unanimous agreement of the members representing Praxis and Ionis who are present in person or by other means (e.g., teleconference) at any meeting of the JSC, with each Party’s representatives having, collectively, one vote. At any given meeting of the JSC, a quorum will be deemed to have been reached if a voting representative of each of Praxis and Ionis is present in person or by other means at such meeting. No action taken at any meeting of the JSC will be effective unless there is a quorum at such meeting. Unless otherwise specified in this Agreement, no action will be taken with respect to a matter for which the JSC has not reached unanimous consensus. The members of the JSC will at all times use good faith efforts to reach consensus on matters properly before the JSC; however, in the event that the JSC is unable to reach consensus with respect to a particular matter despite such good faith efforts, then either Party may, by written notice to the other, refer the matter to the Senior Representatives of the Parties for resolution by good faith discussions for a period of at least [***]. A senior representative of RogCon will be invited to attend any such discussions scheduled by the Senior Representatives. In the event that the Senior Representatives of the Parties are unable to reach agreement with respect to such matter within [***] after the matter is first referred to them, then, except as specified otherwise in ARTICLE 3 and Section 4.1.5:

(a)	Ionis will have final decision-making authority prior to Praxis’ exercise of the Option; and

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(b)

Praxis will have final decision-making authority upon and after Praxis’ exercise of the Option, except with respect to [***], in which case either Party may initiate expert review under Section 4.1.4(c) with respect to such issue by providing written notice of its election to the other Party, and during the pendency of such resolution, the Parties will not conduct any activity that is the subject of the dispute.

(c)

If either Party provides written notice to the other Party of initiation of expert review with respect to any dispute pursuant to Section 4.1.4(b), the Parties will appoint a single expert who will be neutral, disinterested and impartial, and who has significant relevant experience in nonclinical or clinical development (as applicable) of pharmaceutical products and is reasonably acceptable to both Parties, within [***] of the issue date of such written notice. Within [***] of such appointment, each Party will simultaneously provide to the expert and to the other Party such Party’s proposal with respect to the unresolved issue (i.e., such Party’s proposal with respect to the applicable issue within the JSC’s purview pursuant to Section 4.1.2) and such Party’s written arguments with respect thereto. The expert will make a final decision with respect to any such matter within [***] after the date of receipt of both Parties’ proposals and arguments, if any, with respect to such matter, provided that the expert may only choose one of the proposals presented by a Party in its entirety, and will not have the discretion to make any other judgment with respect to such matter. Each Party will bear its own attorney’s fees, costs, and disbursements arising out of the expert review process, and will pay an equal share of the fees and costs of the expert.

4.1.5

Notwithstanding Section 4.1.4, neither Party will have any authority or right to amend or modify the Research Plan, the Development Candidate Identification Plan, the Clinical Development Plan or the Technology Transfer Plan in any manner that would materially expand the scope of the other Party’s obligations, including the amount, type or timing of any payments which a Party is obligated to make to the other Party or to any Third Party pursuant to any such plan, and/or materially delay the projected timelines thereunder. Notwithstanding anything herein to the contrary, the JSC will not have any authority or right (a) to modify, amend or waive any term or condition of this Agreement, (b) to determine any issue in a manner that would conflict with any term or condition of this Agreement, or (c) to make any determination that any Party is in breach of this Agreement. Except as otherwise expressly stated in this Agreement, the JSC will have no decision-making authority and will act as a forum for sharing information about the activities conducted by the Parties hereunder and as an advisory body, in each case only on the matters described in, and to the extent set forth in, this Agreement.

4.2

Day-to-Day Responsibilities. Each Party will: (a) be responsible for day-to-day implementation and conduct of the activities hereunder for which it has or is otherwise assigned responsibility under this Agreement, provided that such implementation is not inconsistent with the express terms of this Agreement or the decisions of the JSC within

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the scope of its authority as provided herein; and (b) provide the other Party with information about material events related to the progress of such activities, as may be reasonably requested by the other Party from time to time.

4.3

Alliance Managers. Each Party will appoint a representative to act as its alliance manager under this Agreement (each, an “Alliance Manager”). Each Alliance Manager will be responsible for supporting the JSC and performing the activities listed in SCHEDULE 4.3.

ARTICLE 5.

EXCLUSIVE OPTION

5.1

Option and Option Deadline. Ionis hereby grants to Praxis an exclusive option to obtain the rights and licenses set forth in Section 7.1 with respect to the Development Candidate [***], subject to this ARTICLE 5 (the “Option”). Praxis may exercise the Option at any time on or before [***] (the “Option Deadline”) by issuing to Ionis a written notice of its decision to exercise the Option, including the [***]; provided that if Praxis notifies Ionis in writing prior to the Option Deadline that it wishes to extend the Option Deadline [***]. The Parties acknowledge that the Option Deadline is also subject to extension pursuant to Section 17.1.2(b).

5.2

Exercise. If Praxis notifies Ionis in writing by the Option Deadline (including as it may be extended in accordance with Section 5.1) that Praxis is exercising the Option, Praxis will contemporaneously pay Ionis the License Fee set forth in Section 9.1.1.

5.3	No Exercise. If Praxis does not provide timely written notice and payment of the License Fee to Ionis under Section 5.2 prior to the Option Deadline, then Praxis’ Option will expire. In such a case:

5.3.1	Praxis will have no further rights to (and Ionis will have no further obligations with respect to) the Development Candidate or any [***];

5.3.2

Praxis will promptly provide to Ionis (to the extent not previously provided) copies of all data, results and information that it has generated before or during the Agreement Term under the Research Plan, the Development Candidate Identification Plan or the Clinical Development Plan;

5.3.3	Effective on the date Praxis’ Option expires:

(a)

Praxis will, and does hereby, grant to Ionis a sublicensable, worldwide, royalty-free, fully paid up, non-exclusive license or sublicense, as the case may be, to (i) any Collaboration Patents Controlled by Praxis and (ii) any Praxis Background Patents that Cover any invention or technology that [***], to develop, manufacture and otherwise commercialize the Development Candidate and any [***] in the Field and for the Treatment of [***];

(b)	at any time [***] (the “Praxis Background Patents ROFN Period”), if (i) Praxis receives an offer from a Third Party to exclusively license any of the

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Praxis Background Patents in any part of the remainder of the Competing Field that the Praxis Board of Directors intends to accept, or (ii) the Praxis Board of Directors decides to license to or develop with a Third Party a product in the Competing Field that practices any of the claims within the Praxis Background Patents, Praxis will provide written notice to Ionis, and Praxis and Ionis will negotiate in good faith for a period not to exceed [***] for a license to the Praxis Background Patents to develop and commercialize the Development Candidate (and any [***]) in the remainder of the Competing Field, provided that during the [***] following the Praxis Background Patents ROFN Period, Praxis will not enter into any such license agreement with a Third Party or an Affiliate on terms that are less favorable in the aggregate to Praxis than the terms last offered to or by Ionis in writing;

(c)

if Praxis grants a Third Party a non-exclusive license under any of the Praxis Background Patents in any part of the remainder of the Competing Field at any time during the [***], then Praxis will notify Ionis in writing and will offer Ionis a non-exclusive license, on the same terms and conditions as such Third Party, to develop and commercialize the Development Candidate (and any [***]) in the same field of use granted to the Third Party licensee; and

(d)	the Agreement will expire.

5.3.4

If the Parties cannot reach agreement during the negotiation period set forth in Section 5.3.3(b), which period can be extended by mutual agreement of the Parties, or if Ionis does not exercise its right to negotiate under Section 5.3.3(b) in a timely manner or take the non-exclusive license under Section 5.3.3(c), then Praxis will have no further obligation to license the Praxis Background Patents to Ionis in the remainder of the Competing Field.

5.4

Transfer of Option to RogCon. The Parties acknowledge that Praxis may transfer the Option, along with all of the rights and obligations ancillary to the exercise of the Option set forth in this ARTICLE 5, to RogCon in connection with an authorized assignment of this Agreement to RogCon in accordance with Section 17.1.2(b). From and after the effective date of any authorized assignment of the Agreement to RogCon, all of Praxis’ rights and obligations associated with the exercise of the Option under ARTICLE 5, including the right to extend the Option Deadline under Section 5.1, will inure solely to RogCon instead of to Praxis. For clarity, if the Option is assigned to RogCon and RogCon exercises the Option prior to the Option Deadline, then Praxis will not be obligated to grant the license to Ionis under Section 5.3.3 under any circumstances.

5.5

Assignment of RogCon In-License Agreement. Without limiting Praxis’ obligations under Section 5.3.3, if the Option expires unexercised under any circumstance, then upon the effective date of expiration of the Option, Praxis will, upon the written request of Ionis, assign the RogCon In-License Agreement to Ionis.

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ARTICLE 6.

EXCLUSIVITY COVENANTS

6.1	Exclusivity Covenants.

6.1.1

Before Delivery of Development Candidate Data Package. Except as set forth in Section 6.1.4, Section 6.1.5 and Section 7.2, before Ionis delivers the Development Candidate Data Package to the JSC pursuant to Section 3.5.2, neither Ionis nor Praxis will work independently for or with any of its respective Affiliates or any Third Party (including the grant of any license to or otherwise authorize or assist any Third Party) with respect to the Discovery, development or commercialization (or the manufacture for the purpose of development or commercialization) of an ASO that is designed to bind to the mRNA or pre- mRNA and down-regulate the expression of SCN2A gene products in the Field or the Competing Field until the earlier of the date (x) [***] (y) [***] and (z) [***].

6.1.2

During the Negotiation Period. Except as set forth in Section 6.1.4, Section 6.1.5 and Section 7.2, during the Negotiation Period, neither Ionis nor Praxis will work independently for or with any of its respective Affiliates or any Third Party (including the grant of any license to or otherwise authorize or assist any Third Party) with respect to the Discovery, development or commercialization (or the manufacture for the purpose of development or commercialization) of an ASO that is designed to bind to the mRNA or pre-mRNA and down-regulate the expression of SCN2A gene products in the Field or the [***] until the earlier of the date (w) [***], (x) [***], (y) [***] and (z) [***].

6.1.3

After the Expiration of the Negotiation Period. Except in the performance of its obligations or exercise of its rights under this Agreement and except as set forth in Section 6.1.4, Section 6.1.5 and Section 7.2, after the expiration of the Negotiation Period, neither Ionis nor Praxis will work independently for or with any of its respective Affiliates or any Third Party (including the grant of any license to or otherwise authorize or assist any Third Party) with respect to:

(a)	the development of an ASO that is designed to bind to the mRNA or pre-mRNA and down-regulate the expression of SCN2A gene products in the Field until the earlier of (i) [***] and (ii) [***]; and

(b)

on a country-by-country basis, the commercialization of an ASO that is designed to bind to the mRNA or pre-mRNA and down-regulate the expression of SCN2A gene products in the Field, until the earlier of (i) [***] and (ii) [***].

6.1.4

In addition, except as set forth in Section 6.1.5(a), Section 6.1.5(b) and Section 6.1.5(c), under no circumstances, may Ionis develop, manufacture or commercialize the Development Candidate, the [***] or any Product for any indication in any field of use, whether inside or outside the Field or the Competing Field, during the Agreement Term.

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6.1.5

Limitations and Exceptions to the Exclusivity Covenants. Notwithstanding anything to the contrary in this Agreement, a Party’s practice of the following will not violate Section 6.1.1, Section 6.1.2 or Section 6.1.3:

(a)	such Party’s performance of its activities and fulfillment of its obligations under this Agreement;

(b)

performance of any activities or fulfillment of any obligations under a Prior Agreement (provided that for purpose of this Section 6.1.5(b) being an exception to Section 6.1.4, Prior Agreements will not include the agreement between Ionis and Alnylam listed in Appendix 2);

(c)	the granting of, or performance of obligations under, Permitted Licenses; and

(d)	any activities pursuant to Section 7.2.2(d) below.

6.2

Effect of Exclusivity on Indications. The Product will be designed to bind to the mRNA or pre-mRNA and down-regulate the expression of SCN2A gene products, which gene is known to play a role in epilepsy. Ionis and Praxis are subject to exclusivity obligations under Section 6.1; however, the Parties acknowledge and agree that each Party (on its own or with a Third Party) may continue to develop, manufacture and commercialize products that are designed to bind to the mRNA or pre-mRNA of any gene that is not SCN2A for any indication, or are designed to up-regulate the expression of SCN2A gene products, and further, that Ionis and Praxis each may continue to develop, manufacture and commercialize products that are designed to bind to the mRNA or pre-mRNA of SCN2A for any indication outside both the Field and the Competing Field. However, if Praxis exercises its right to expand the Field to encompass the Competing Field in accordance with Section 7.2, then Ionis and Praxis each may continue to develop, manufacture and commercialize products that are designed to bind to the mRNA or pre-mRNA of SCN2A for any indication outside the Field (as modified as a result of Praxis’ exercise of such right). If Praxis does not exercise its right to expand the Field to encompass the Competing Field in accordance with Section 7.2, then Ionis may develop, manufacture and commercialize products that are designed to bind to the mRNA or pre-mRNA of SCN2A (except, during the Agreement Term, the Development Candidate, the [***] and any Product) for any indication outside the Field.

ARTICLE 7.

LICENSE GRANT, RIGHT OF NEGOTIATION, SUBLICENSE AND SUBCONTRACT

7.1

Development and Commercial License Grants. Subject to the terms and conditions of this Agreement, effective upon Praxis’ timely exercise of its Option and payment of the License Fee under Section 9.1.1, Ionis grants to Praxis:

7.1.1

a worldwide, royalty bearing (solely as set forth in Section 9.2), exclusive (even as to Ionis) license, with the limited right to grant sublicenses as set forth in Section 7.4 below, under Ionis’ rights in the jointly owned Collaboration IP and the Ionis Product-Specific Patents and Ionis Product-Specific Know-How to Develop, make, have made, use, sell, have sold, offer for sale, import and otherwise Commercialize Products in the Field;

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7.1.2

a non-exclusive, worldwide, royalty bearing (solely as set forth in Section 9.2) license, with the limited right to grant sublicenses as set forth in Section 7.4 below, under the Ionis Core Technology Patents and Ionis Core Technology Know-How to Research, Develop, make, have made, use, sell, have sold, offer for sale, import and otherwise Commercialize Products in the Field; and

7.1.3

a non-exclusive, worldwide, royalty bearing (solely as set forth in Section 9.2) license under the Ionis Manufacturing and Analytical Patents and Ionis Manufacturing and Analytical Know-How to Manufacture Products in the Field either (a) by Praxis in its own manufacturing facility(ies), (b) a CMO previously granted licenses to practice the Ionis Manufacturing and Analytical Patents, or (c) in the facility of one or more CMOs nominated by Praxis which is subsequently granted licenses by Ionis to practice the Ionis Manufacturing and Analytical Patents and Ionis Manufacturing and Analytical Know-How. At Praxis’ request, Ionis will offer to grant a license to a CMO named by Praxis on no less favorable overall terms to such CMO than Ionis grants to other CMOs.

7.2	Right of Negotiation.

7.2.1

From the date Ionis delivers the Development Candidate Data Package to the JSC under Section 3.5.2 through [***] following the earlier to occur of (a) the [***] anniversary of the date that Ionis delivers the Development Candidate Data Package to the JSC pursuant to Section 3.5.2 and (b) [***] (such period, the “Negotiation Period”), if Praxis wishes to obtain rights and licenses under the Licensed IP to Research, Develop, Manufacture and Commercialize Products in the Competing Field, Praxis will notify Ionis in writing (the “Praxis Negotiation Notice”), and the Parties will negotiate in good faith commercially reasonable terms therefor for a period of not less than [***] to expand the Field to encompass the Competing Field. If the Parties are unable to agree on commercially reasonable terms for such Field expansion despite negotiating in good faith for such [***] period, then such terms will be decided in accordance with Section 7.2.2.

7.2.2	Expert Evaluation.

(a)

The Parties will agree upon and select an independent Third Party expert who is neutral, disinterested and impartial, and who has significant relevant experience in the commercialization of pharmaceutical products (the “Expert”). If the Parties are unable to promptly agree upon an Expert, then upon request by either Party, the Expert will be appointed by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) (or any successor entity thereto). The date on which such Expert is selected will be the “Expert Evaluation Commencement Date.” Within [***] after the Expert Evaluation Commencement Date, each Party will prepare and deliver to the Expert and the other Party (a) its proposed terms to expand the Field to

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encompass the Competing Field and (b) a memorandum (the “Supporting Memorandum”) in support thereof. The Parties will also provide the Expert with a copy of this Agreement. Within [***] after receipt of the other Party’s proposed terms and Supporting Memorandum, each Party may submit to the Expert (with a copy to the other Party) a rebuttal to the other Party’s Supporting Memorandum (a “Rebuttal”), which may include a revision, marked to show changes, of either Party’s proposed terms. Neither Party may have ex parte communications (either written or oral) with the Expert other than for the sole purpose of selecting the Expert or as expressly permitted under this Section 7.2.2.

(b)

Within [***] after the Expert’s receipt of each Party’s Rebuttal (or the expiration of the period for the Parties to submit a Rebuttal), the Expert will select, between the proposals provided by the Parties, the proposal that the Expert believes most accurately reflects an equitable result for the Parties (the “Selected Proposal”). The Expert will not have the authority to modify a proposal submitted by a Party.

(c)

The Expert will have reasonable discretion to request additional information, hold a hearing, and extend the time frame for reaching a decision regarding the Parties’ competing proposals, to the extent not inconsistent with this Section 7.2.2. The Expert’s fees and expenses will be paid by the Party whose proposal is not selected by the Expert. Each Party will bear and pay its own expenses incurred in connection with any proceedings under this Section 7.2.2.

(d)

Praxis will have [***] following receipt of the Selected Proposal to accept the Selected Proposal by sending written notice to Ionis in accordance with Section 17.7. If Praxis fails to accept the Selected Proposal within such [***] period, (i) Praxis will have no rights under the Licensed IP to Research, Develop, Manufacture and Commercialize Products in the Competing Field, and (ii) Praxis will, and hereby does, grant to Ionis a non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses, under the Collaboration Patent Rights Controlled by Praxis and the Praxis Background Patents, in each case that are necessary or reasonably useful to develop, manufacture and otherwise commercialize any product (other than any Product) for the Treatment of [***].

(i)

In addition, if, at any time during the [***] after Praxis fails to accept the Selected Proposal (the “Selected Proposal ROFN Period”), (x) Praxis receives an offer from a Third Party to exclusively license any of the Collaboration Patent Rights Controlled by Praxis or any of the Praxis Background Patents in any part of the remainder of the Competing Field that the Praxis Board of Directors intends to accept, or (y) the Praxis Board of Directors decides to license to or develop with a Third Party a product in the Competing Field that practices any of the Collaboration Patent Rights Controlled by

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Praxis or any of the Praxis Background Patents, Praxis will provide written notice to Ionis, and Praxis and Ionis will negotiate in good faith for a period not to exceed [***] for a license to such Collaboration Patent Rights Controlled by Praxis and Praxis Background Patents to develop and commercialize the Development Candidate (and any [***]) in the remainder of the Competing Field, provided that during the [***] following the Selected Proposal ROFN Period, Praxis will not enter into any such license agreement with a Third Party on terms that are less favorable in the aggregate to Praxis than the terms last offered to or by Ionis in writing.

(ii)

Further, if Praxis grants a Third Party or an Affiliate a nonexclusive license under any of the Collaboration Patent Rights Controlled by Praxis or any of the Praxis Background Patents in any part of the remainder of the Competing Field at any time during the [***] after Praxis fails to accept the Selected Proposal, then Praxis will notify Ionis in writing and will offer Ionis a non-exclusive license, on the same terms and conditions as such Third Party or Affiliate, to develop and commercialize the Development Candidate (and any [***]) in the same field of use granted to the Third Party or Affiliate licensee.

(iii)

If the Parties cannot reach agreement during the negotiation period set forth in Section 7.2.2(d)(i), which period can be extended by mutual agreement of the Parties, or if Ionis does not exercise its right to negotiate under Section 7.2.2(d)(i) in a timely manner or take the non-exclusive license under Section 7.2.2(d)(ii), then Praxis will have no further obligation to license the Praxis Background Patents or the Collaboration Patent Rights Controlled by Praxis to Ionis in the remainder of the Competing Field.

7.2.3

Expansion of Field. If the Parties are able to agree on the terms and conditions associated with the expansion of the Field to encompass the Competing Field within the [***] period referenced in Section 7.2.1 or the Parties are unable to agree on those terms and conditions within such [***] period and Praxis accepts the Selected Proposal in accordance with Section 7.2.2(d), then the Field will thereafter be deemed to encompass the Competing Field and the Parties will promptly execute an amendment to this Agreement as necessary to reflect the expansion of the Field pursuant to their agreement or the Selected Proposal, as applicable.

7.3	Cross Licenses.

7.3.1

Enabling License to Praxis. For so long as Praxis’ Option has not expired or been terminated, and subject to the terms and conditions of this Agreement, Ionis hereby grants to Praxis a non-exclusive, worldwide license under the Ionis Core Technology Patents, the Ionis Manufacturing and Analytical Patents and Ionis Manufacturing and Analytical Know-How solely to perform Praxis’ Research and Development obligations and activities under the Research Plan and Development Candidate Identification Plan prior to Option exercise.

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7.3.2

Enabling License to Ionis. Subject to the terms and conditions of this Agreement (including Ionis’ exclusivity covenants under Section 6.1), Praxis hereby grants to Ionis a non-exclusive, worldwide, royalty-free, fully paid, irrevocable license, with the right to grant sublicenses, under any Collaboration Patents Controlled by Praxis that claim inventions made by or on behalf of Praxis under the Collaboration that relate to subject matter applicable to ASO compounds in general, in each case to (x) exercise Ionis’ rights and perform Ionis’ obligations under this Agreement (y) research, develop, manufacture and commercialize any product containing an ASO as an active pharmaceutical ingredient, and (z) practice the Licensed IP outside of the Field and the Competing Field. For clarity, any claims within Collaboration Patents that Cover inventions made by or on behalf of Praxis under the Collaboration that solely and specifically claim the composition of matter of any Product or a product that is not an ASO that is designed to bind to the mRNA or pre-mRNA and down-regulate the expression of SCN2A gene products, or methods of using any such Product or product as a prophylactic or therapeutic in any field of use are not included within the scope of the license grant from Praxis to Ionis under this Section 7.3.2.

7.4

Right to Grant Sublicenses. Praxis will have the right to grant sublicenses (through multiple tiers) under the licenses granted under Section 7.1.1 and Section 7.1.2 above, provided that (a) each such sublicense is for the continued Research, Development and/or Commercialization of a Product, and is subject to, and consistent with, the terms and conditions of this Agreement, and (b) Praxis will not sublicense the Product prior to the [***] without Ionis’ consent (such consent not to be unreasonably withheld, conditioned or delayed). Praxis will use reasonable efforts to ensure that all Persons to which it grants sublicenses comply with such terms and conditions. For the avoidance of doubt, Praxis will not have the right to grant a sublicense of any of its rights under Section 7.1.3 to any Third Party.

7.4.1

Sublicense Notice. Praxis will provide Ionis with prompt written notice of its grant of any sublicense pursuant to this Section 7.4. Praxis will promptly (but in no event later than [***] after the execution thereof) provide Ionis a true and complete copy of any such sublicense, provided, however, that Praxis will have the right to redact any financial terms and other technical or business information from such copy of the sublicense agreement if Praxis determines in good faith such redactions are necessary to protect any of its or its Sublicensee’s confidential or proprietary information unrelated to Praxis’ obligations under this Agreement.

7.4.2

Enforcing Sublicense Agreements. Praxis will inform Ionis of any material breach of any sublicense granted by Praxis pursuant to this Section 7.4 promptly after becoming aware of such breach. If such breach, in Ionis’ good faith belief, is reasonably likely to (a) cause a material adverse effect on Ionis’ ASO platform technology or (b) adversely affect a material right of Ionis under this Agreement, Ionis may request Praxis to enforce the terms of such sublicense. If Praxis fails to

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take any action to enforce the terms of such sublicense, including causing its Sublicensee to cure the breach, within [***] after Ionis’ request, Praxis will and hereby does, grant to Ionis the right to enforce such sublicense terms on Praxis’ behalf and will otherwise cooperate with Ionis (upon Ionis’ reasonable request) in connection with enforcing such terms.

7.5

No Implied Licenses. All rights in and to Licensed IP not expressly licensed to Praxis under this Agreement are hereby retained by Ionis or its Affiliates. Except as expressly provided in this Agreement, no Party will be deemed by estoppel or implication to have granted the other Party any license or other right with respect to any intellectual property.

7.6

License Conditions; Limitations. The licenses granted under Section 7.1 and Section 7.3 and the sublicense rights under Section 7.4 are subject to and limited by (a) the Prior Agreements, (b) the Ionis In-License Agreements, and (c) the granting of, or performance of obligations under, Permitted Licenses.

7.7

Subcontracting. Subject to the terms of this Section 7.7, each Party will have the right to engage Third Party subcontractors to perform certain of its obligations under this Agreement. Any subcontractor to be engaged by a Party to perform such Party’s obligations set forth in this Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and will enter into a written agreement consistent with the terms of this Agreement, including intellectual property ownership and confidentiality provisions consistent with those set forth in ARTICLE 10 and ARTICLE 15. Any Party engaging a subcontractor hereunder will remain responsible and obligated for such activities and will not grant rights to such subcontractor that interfere with the rights of the other Party under this Agreement.

7.8	Technology Transfer.

7.8.1

Licensed Know-How Transfer. Promptly following Praxis’ exercise of the Option in accordance with Section 5.1, the Parties (by and through the JSC) will establish and approve a plan and budget pursuant to which Ionis will perform a technology transfer to Praxis of all Licensed Know-How (other than the Ionis Manufacturing and Analytical Know-How) for use solely in accordance with the licenses granted by Ionis to Praxis hereunder (the “Technology Transfer Plan”). The Technology Transfer Plan will set forth the type, name and quantity of any Know-How transferred and the anticipated timelines for completing such transfer.

7.8.2

Technology Transfer Assistance. In accordance with the Technology Transfer Plan, and subject to Section 7.8.3, Ionis will provide reasonable technical assistance to Praxis, at Praxis’ request, to the extent necessary or useful to exercise the rights and solely for use in accordance with the licenses granted by Ionis to Praxis hereunder (collectively, the “Technology Transfer Activities”). Ionis will perform the Technology Transfer Activities using Commercially Reasonable Efforts to accomplish such activities in an efficient and timely manner in accordance with the Technology Transfer Plan (including the budget therefor). The Parties (through the JSC, to the extent it is then-existing) may from time to time review and approve amendments to the Technology Transfer Plan, based on changes in circumstances.

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7.8.3

Technology Transfer Costs. Ionis will perform the Technology Transfer Activities under Section 7.8 for up to [***] ([***] to Praxis) of Ionis’ time. Thereafter, if reasonably requested by Praxis, Ionis will provide Praxis with a reasonable level of assistance in connection with such transfer, and Praxis will reimburse Ionis for Ionis’ time incurred in providing such assistance at Ionis’ then-current FTE rate and will reimburse Ionis for its reasonable out-of-pocket costs incurred in connection therewith upon receipt of an invoice for such time and costs.

ARTICLE 8.

DEVELOPMENT AND COMMERCIALIZATION

8.1

Right and Responsibility. Subject to the terms and conditions of this Agreement, commencing on the date Ionis grants Praxis the license under Section 7.1, Praxis, directly or through its Affiliates or Sublicensees, will control and be solely responsible for, at its expense, Researching, Developing, Manufacturing and Commercializing Products worldwide in the Field. Praxis, directly or through its Affiliates or Sublicensees, will use Commercially Reasonable Efforts to Develop and Commercialize Products in the Field in the Major Markets, including by allocating financial resources consistent with such Commercially Reasonable Efforts.

8.2

Integrated Product Plans. Within [***], Praxis will prepare and provide to Ionis an integrated Product plan outlining key aspects of the Product Development (including CMC-related matters) as well as key aspects of its regulatory strategy, market launch and Commercialization (including annual sales forecasts) (such plan, an “Integrated Product Plan” or “IPP”), which plan will include the components set forth in SCHEDULE 8.2. Once Praxis has prepared the initial IPP, Praxis will update the IPP annually; provided, however, reports on these topics prepared by Praxis for internal management purposes will be sufficient to satisfy this updating obligation, in which case Praxis may redact information that is unrelated to the Product. Praxis and Ionis will meet on a [***] basis to discuss the updated IPP provided by Praxis to Ionis pursuant to the prior sentence. Praxis will consider, in good faith, any proposals and comments made by Ionis for incorporation in the IPP. In addition, upon reasonable request of Ionis (but in no event more than once per Calendar Quarter) following the dissolution of the JSC, Praxis will make a senior member of its commercial leadership team available at least [***] in advance of Ionis’ quarterly earnings release (provided Ionis has given Praxis the expected date of each such earnings release), to answer questions from Ionis’ Alliance Manager related to any material changes that may have occurred to the IPP, or otherwise to Praxis’ commercialization or regulatory strategy with respect to the Product, since the last [***] update of the IPP was provided to Ionis. The Parties’ Alliance Managers will coordinate and plan such meetings.

8.3	Performance Milestones for Development Activities.

8.3.1	Timelines. Praxis will perform the following Development activities for the Product on the following timelines (each, a “Performance Milestone”).

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(a)	within [***] from the Option exercise, submit an IND to the FDA;

(b)	within [***] following IND approval, Initiate a Phase 1/2 Study;

(c)	within [***] following the successful completion of a Phase 1/2 Study, Initiate a Pivotal Study or extend the Phase 1/2 Study into a Pivotal Study for such Product; and

(d)	within [***] following successful completion of the Pivotal Study, file an NDA.

8.3.2

Extension of Timelines. If regulatory or Development issues outside of Praxis’ reasonable control arise that make any of the Performance Milestones in Section 8.3.1 not reasonably possible or likely for Praxis to achieve, then Praxis will provide notice to Ionis and the Parties will meet to discuss in good faith and agree on a reasonable extension of the timeline(s) for achievement of the Performance Milestones. The Parties will discuss the proposed timelines in good faith and, if necessary, agree on a revised date by which the applicable Performance Milestones will be achieved. If the Parties cannot in good faith agree on an extension of the timeline(s), then either Party may refer the matter to the Senior Representatives for resolution in accordance with Section 17.4.1. If the Senior Representatives are not able to agree on an extension of the timeline(s) for achievement of the Performance Milestones within [***] of referral to the Senior Representatives, then either Party may initiate dispute resolution in accordance with Section 8.3.3.

8.3.3

Dispute Resolution for Timeline Extension. If either Party provides written notice to the other Party of initiation of dispute resolution with respect to a dispute pursuant to Section 8.3.2, the Parties will appoint a single expert who will be neutral, disinterested and impartial, and who has significant relevant experience in pharmaceutical development or regulations, as applicable, of pharmaceutical products and is reasonably acceptable to both Parties, within [***] of the issue date of such written notice. Within [***] of such appointment, each Party will provide to the expert and to the other Party such Party’s proposal with respect to the timeline(s) for achievement of the Performance Milestones and such Party’s written arguments with respect thereto. The expert will make a final decision with respect to any such matter within [***] after the date of receipt of both Parties’ proposals and arguments, if any, with respect to such matter, provided that the expert may only choose one of the proposals presented by a Party in its entirety, and will not have the discretion to make any other judgment with respect to such matter. Each Party will bear its own attorneys’ fees, costs and disbursements arising out of dispute resolution under this Section 8.3.3, and will pay an equal share of the fees and costs of the expert. If Praxis does not achieve a Performance Milestone as modified under this Section 8.3.3, then Ionis may terminate this Agreement pursuant to Section 13.2.2.

8.4	Regulatory Matters; Global Safety Database; Pharmacovigilance Agreement.

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8.4.1	IND-Holder. Subject to this Section 8.4, Praxis will be the IND-holder and will be responsible for all communications with Regulatory Authorities regarding the Product.

8.4.2

Pharmacovigilance Agreement. If, at any time during the Term, the pharmacovigilance departments of each of Ionis and Praxis determine that it is necessary for the Parties to enter into a separate pharmacovigilance agreement in order to fulfill their respective local and international regulatory reporting obligations to Regulatory Authorities and other Applicable Law with respect to the collection, review, assessment, tracking, exchange and filing of information related to adverse events associated with the Product, then the Parties will negotiate in good faith and enter into a pharmacovigilance agreement which is consistent with such reporting obligations.

8.4.3	Regulatory Communications Regarding Clinical Study Trial Designs.

(a)

Praxis will not initiate discussions with a Regulatory Authority regarding the design of any Clinical Study until the design of such Clinical Study has been established pursuant to Section 3.7, as applicable.

(b)

Praxis will promptly provide Ionis with (i) final copies of all material submissions to any Regulatory Authority related to the Product promptly following submission thereof, (ii) a copy of material communications received from a Regulatory Authority related to the Product, and (iii) a copy of the minutes from each meeting with a Regulatory Authority related to the Product.

(c)

Praxis will provide Ionis with a draft of all submissions to any Regulatory Authority that materially impact the design of a Clinical Study or the Development or Commercialization of a Product sufficiently in advance of providing such submission to the applicable Regulatory Authority to enable Ionis to have a meaningful opportunity to provide comments on the contents thereof and Praxis will [***], but, except as provided in Section 8.4.6, will have final-decision making authority with respect to [***]. If Ionis has provided Praxis with comments on any submission to a Regulatory Authority pursuant to this Section 8.4.3(c), then Praxis will provide Ionis with a copy of the final version of such submission prior to submitting it to the applicable Regulatory Authority.

8.4.4	Participation in Regulatory Meetings.

(a)

Praxis will provide Ionis with as much advance notice as practicable of any meetings that Praxis has or plans to have with a Regulatory Authority in Major Market countries regarding pre-approval or Approval matters for a Product, and will invite up to two representatives of Ionis to participate in any such meetings under the direction of Praxis; provided, however, that, Praxis may exclude Ionis from any portion of such meeting that does not

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pertain to the Product or to Ionis’ antisense oligonucleotide chemistry platform. In addition, Praxis will provide Ionis with as much advance notice as practicable of any meetings that Praxis has or plans to have with a Regulatory Authority that directly relate to Ionis’ antisense oligonucleotide chemistry platform and will invite up to two Ionis representatives to participate in any such meetings [***].

(b)

Without limiting Section 8.4.4(a), to the extent practicable , prior to any scheduled meeting with a Regulatory Authority regarding pre-approval or Approval matters for a Product, (i) the JSC will discuss and mutually agree upon the approximate timing and objectives for such meeting, and (ii) Praxis will provide Ionis with an invitation to attend at least one premeeting rehearsal with Praxis and an opportunity to discuss with Praxis the strategy for such meeting.

8.4.5

CMC Information and Assistance. Upon Praxis’ reasonable request and subject to Section 7.8.3, Ionis will provide Praxis with additional information and assistance to support the preparation, filing or defense of any Approval for the Product, including assisting Praxis in responding to inquiries of Regulatory Authorities related thereto.

8.4.6

Class Generic Claims. To the extent Praxis intends to make any claims in a Product label or regulatory filing that are class generic to ASOs or any of Ionis’ technology incorporated into the Product, Praxis will provide such claims and regulatory filings to Ionis as far in advance as reasonably possible. Praxis will incorporate all reasonable proposals and comments made by Ionis. If Praxis reasonably believes that any of Ionis’ proposals and comments are unreasonable, Praxis will notify Ionis in writing as far in advance as reasonably practicable prior to submitting such claims and regulatory filings to any Regulatory Authority. If the Parties cannot agree upon any Ionis proposal or comments within [***] of Praxis’ notice, then either Party may refer the matter to the Senior Representatives for resolution. The Senior Representatives will meet in person or by teleconference as soon as reasonably possible thereafter and will use their good faith efforts to agree on the Ionis proposals and comments that are mutually acceptable. Praxis will use its best efforts to negotiate a Product label based on the agreements reached by the Senior Representatives. If the Regulatory Authority rejects the Product label proposed by Praxis, then Praxis will have final decision-making authority with respect to [***].

8.4.7	Ionis’ Antisense Safety Database.

(a)

Ionis maintains an internal database that includes information regarding the tolerability of its ASO drug compounds, individually and as a class, including information discovered during nonclinical and clinical development (the “Ionis Internal ASO Safety Database”). To maximize understanding of the safety profile and pharmacokinetics of Ionis compounds, Praxis will cooperate in connection with populating the Ionis

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Internal ASO Safety Database. To the extent collected by Praxis and in the form in which Praxis uses/stores such information for its own purposes, Praxis will provide Ionis with information concerning toxicology, pharmacokinetics, safety pharmacology study(ies), serious adverse events and other safety information related to Products licensed by Praxis under this Agreement reasonably promptly following the date such information is available to Praxis (but not later than [***] after Praxis’ receipt of such information). For any reported serious adverse event, Praxis will provide Ionis all serious adverse event reports, including initial, interim, follow-up, amended and final reports. In addition, with respect to Products, Praxis will provide Ionis with copies of Annual safety updates filed with each IND and the safety sections of any final Clinical Trial reports within [***] following the date such information is filed or is available to Praxis, as applicable. Furthermore, Praxis will promptly provide Ionis with any supporting data and answer any follow-up questions reasonably requested by Ionis. All such information disclosed by Praxis to Ionis will be Praxis Confidential Information; provided, however, that so long as Ionis does not disclose the identity of a Product or Praxis’ identity, Ionis may disclose any such Praxis Confidential Information to (a) Ionis’ other partners if such information is regarding class generic properties of ASOs, or (b) any Third Party. Praxis will deliver all such information to Ionis for the Ionis Internal ASO Safety Database to Ionis at 2855 Gazelle Court, Carlsbad, California 92010, Attention: Chief Medical Officer (or to such other address/contact designated in writing by Ionis). Praxis will also cause its Affiliates and use reasonable efforts to cause its Sublicensees to comply with this Section 8.4.7(a).

(b)

From time to time, Ionis utilizes the information in the Ionis Internal ASO Safety Database to conduct analyses to keep Ionis and its partners informed regarding class generic properties of ASOs, including with respect to safety. As such, if and when Ionis identifies safety or other related issues that may be relevant to a Product (including any potential class-related toxicity), Ionis will promptly inform Praxis of such issues and provide the data supporting Ionis’ conclusions.

8.5

Investigator’s Brochure for Products. Once prepared, Praxis will provide to Ionis an up-to-date version of the Investigator’s Brochure for the applicable Product. Praxis will provide materially updated versions (if any) of the Investigator’s Brochure for each Product to Ionis Annually.

ARTICLE 9.

FINANCIAL PROVISIONS

9.1	License Fee and Milestone Payments.

CONFIDENTIAL

9.1.1	License Fee. Praxis will pay Ionis a one-time license fee of [***] in cash contemporaneous with Praxis’ exercise of the Option in accordance with Section 5.1 (the “License Fee”).

9.1.2

Milestone Payments for Achievement of Development Milestone Event. For each Product, Praxis, its Affiliates or Sublicensees, as applicable, will pay Ionis a one-time milestone payment of [***] in cash upon [***] for such Product. When a milestone event is achieved under this Section 9.1.2, Praxis will send Ionis a written notice thereof promptly (but no later than [***] following the date of achievement of the milestone event. The milestone payment will be due within [***] after achievement of the milestone event.

9.1.3	Additional Milestone Payment. In addition:

(a)

Praxis will pay Ionis a one-time milestone payment of [***] (“Additional Milestone Payment”) in cash within [***] after the earliest to occur of the following: (i) the [***]; (ii) Praxis has both (A) received, in the aggregate, [***] in cash since the Effective Date and (B) [***] with respect to a Product; and (iii) the closing of a Change of Control (each of (i), (ii) and (iii), a “Payment Trigger”), provided, however, that if the Change of Control occurs prior to the expiration of the Negotiation Period, then the Additional Milestone Payment will become due and payable no later than the last day of the Negotiation Period; and provided, further, that if Praxis or the acquiring entity involved in the Change of Control, as applicable, elects to terminate this Agreement pursuant to Section 13.2.3 and such notice is issued by Praxis or the acquiring entity, as applicable, prior to the earlier of (x) the last day of the Negotiation Period and (y) the [***] following the closing of the applicable Change of Control, then this Agreement, including the obligation to pay the Additional Milestone Payment under this Section 9.1.3(a), will terminate.

(b)

Subject to the occurrence of one of the Payment Triggers, Praxis will pay Ionis an amount equal to (i) [***] simple interest per annum accruing on [***] (“[***]”), calculated from the period commencing on the [***] and ending on the date that [***] plus (ii) [***]. For clarity, if the Payment Trigger is a Change of Control and Praxis timely pays the Additional Milestone Payment and the [***], then [***]. Praxis will make the [***] and the [***], [***], within [***] after the occurrence of the event pursuant to which such payment becomes payable to Ionis.

(c)	Within [***], Praxis will provide to Ionis a report of the aggregate amount of cash that Praxis has received in cash since the Effective Date until such aggregate amount totals at least [***].

9.2	Royalty Payments by Praxis to Ionis.

CONFIDENTIAL

9.2.1

Full Royalty Rate. As partial consideration for the rights granted to Praxis hereunder, subject to the provisions of this Section 9.2, Praxis will pay to Ionis royalties on the portion of Annual worldwide Net Sales of Products sold by Praxis or its Affiliates on a country-by-country and Product-by-Product basis, in each case in the amounts as follows in TABLE 1 below (the “Full Royalty Rate”):

TABLE 1
Royalty Tier	Portion of Annual Worldwide Net Sales of Products	Royalty Rate
1	For the portion of Annual Worldwide Net Sales < [***]	[***]
2	For the portion of Annual Worldwide Net Sales > [***]	[***]

Praxis will pay Ionis royalties on Net Sales of Products arising from named patient and other similar programs under Applicable Law providing for the delivery of Product other than at no cost, Praxis will provide reports and payments therefor to Ionis consistent with this ARTICLE 9, and such sales will count towards calculating the royalty tiers. No royalties are due on Net Sales of Products arising from named patient, compassionate use and other programs providing for the delivery of Product at no cost. The sales of Products arising from compassionate use or other similar programs will not be considered a First Commercial Sale for purposes of calculating the Royalty Period under Section

9.2.2

Royalty Rate Buy-Down. During the period from the Effective Date until 5:00 p.m. (Eastern) on the [***] anniversary of the [***], Praxis may, subject to Section 9.2.2(c), reduce the Full Royalty Rate [***] across all royalty tiers by delivering written notice to Ionis and concurrently making a lump sum payment to Ionis, in cash (the “Royalty Rate Buy-Down Payment”), as follows:

(a)	[***], the Royalty Rate Buy-Down Payment will be [***]. Subject to Section 9.2.2(c), for each payment of [***], the royalty rates under Section 9.2.1 will be reduced by [***].

(b)	[***], the Royalty Rate Buy-Down Payment will be [***]. Subject to Section 9.2.2(c), for each payment of [***], the royalty rates under Section 9.2.1 will be reduced by [***].

(c)	In no event may Praxis buy down the Full Royalty Rate by more than [***], in the aggregate, under this Section 9.2.2.

9.2.3

Reduction of Royalty for Competition from Generic Products. On a country- by-country and Product-by-Product basis, if at any time during the Royalty Period, one or more Third Parties are selling one or more Generic Products during the applicable Calendar Quarter, then, subject to Section 9.2.2(c) and the limitation set forth herein, Praxis’ obligation to pay royalties to Ionis under TABLE 1 of Section 9.2.1 on Net Sales of the relevant Product in such country will be reduced to the amount that is [***] of the Full Royalty Rate. If Praxis has bought down the Full Royalty Rate by the maximum [***] specified in Section 9.2.2(c), [***].

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9.2.4

Royalty Period. Praxis’ obligation to pay Ionis royalties with respect to a Product will continue on a country-by-country and Product-by-Product basis from the date of First Commercial Sale of such Product until the later of (a) the date of expiration of the last Valid Claim within the Licensed Patents Covering such Product in the country in which such Product is made, used or sold, (b) the date of expiration of the data exclusivity period conferred by the applicable Regulatory Authority in such country with respect to such Product (e.g., such as in the case of an orphan drug), and (c) the [***] anniversary of the First Commercial Sale of such Product in such country (the “Royalty Period”). For clarity, upon expiration of the Royalty Period for a Product in a country, Praxis’ Know-How licenses under Section 7.1 with respect to such Product in such country will become non-exclusive, royalty-free, fully-paid, irrevocable and perpetual. For clarity, Praxis’ obligation to pay royalties to Ionis under this Section 9.2 is imposed only once with respect to the same unit of a Product, regardless of the number of Licensed Patents Covering such Product.

9.2.5	Royalty Payments. All payments due under Section 9.2 will be paid within [***] in which Net Sales occur.

9.3	Third Party Payment Obligations.

9.3.1	In-License Agreements.

(a)

Ionis’ In-License Agreements Prior to Option Exercise. Before Ionis enters into an in-license agreement with a Third Party that would impact the Development, Manufacture or Commercialization of a Product, Ionis will consult with Praxis and discuss the terms and conditions of such license with Praxis. Before Praxis exercises the Option, Ionis will provide to Praxis a final list of all agreements entered into after the Effective Date by Ionis with Third Party licensors or sellers under which Ionis licensed or acquired any Licensed IP to be licensed to Praxis under Section 7.1 (“Additional Ionis In-License Agreements”). Any payment obligations arising under any Additional Ionis In-License Agreements will be paid solely by [***] as [***].

(b)

Praxis’ Existing In-License Agreements. Praxis will be solely responsible for any obligations that become payable by Praxis to Third Parties under any agreements or arrangements Praxis has with such Third Parties as of the Effective Date, based on the Development or Commercialization of a Product by Praxis, its Affiliates or Sublicensees under this Agreement. Any such payment obligations will be paid by Praxis to such Third Parties pursuant to the applicable agreement(s). Any arrangement Praxis has with RogCon under which Praxis licenses rights that relate to or are necessary for the Development, Manufacture or Commercialization of a Product as of or after the Effective Date (including, but not limited to the RogCon In-License Agreement) will be paid solely by Praxis to RogCon pursuant to such agreement.

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9.3.2	New In-Licensed Ionis Product-Specific Patents.

(a)

After Option exercise, Praxis or Ionis, as the case may be, will provide the other Party written notice of any additional Third Party Patent Rights promptly after it has identified such Third Party Patent Rights as [***] where such Third Party Patent Rights would be considered an Ionis Product-Specific Patent if Ionis Controlled such Patent Rights(“Additional Product-Specific Patents”), and Praxis will have the first right, but not the obligation, to negotiate with, and obtain a license from the Third Party that Controls such Additional Product-Specific Patents. If Praxis obtains any such Additional Product-Specific Patents, then any financial obligations under such Third Party agreement will be paid solely by Praxis to the Third Party.

(b)

If, however, Praxis elects not to obtain such a license to such Additional Product-Specific Patents, Praxis will so notify Ionis, and Ionis may obtain such a license to such Additional Product-Specific Patents and Ionis will include such Additional Product-Specific Patents in the license granted to Praxis under Section 7.1.1, so long as Praxis agrees in writing to pay Ionis as Praxis Supported Pass-Through Costs any and all costs arising under such Third Party agreement as such costs apply to Products.

9.3.3	Additional Core IP In-License Agreements.

(a)

Praxis will promptly provide Ionis written notice of any Third Party Patent Rights necessary to [***] (“Additional Core IP”) that Praxis believes it has identified and Ionis will have the first right, but not the obligation, to negotiate with, and obtain a license from the Third Party that Controls such Additional Core IP. If Ionis obtains such a Third Party license, Ionis will include such Additional Core IP in the license granted to Praxis under Section 7.1.2, and any financial obligations under such Third Party agreement will be paid solely by [***] as [***].

(b)

If, however, Ionis elects not to obtain such a license to such Third Party intellectual property, Ionis will so notify Praxis, and Praxis may obtain such a Third Party license and, subject to Section 9.3.3(d), Praxis may [***].

(c)

If Ionis does not agree with Praxis that a license to such Third Party Patent Rights [***] an Ionis Core Technology Patent to Develop or Commercialize a Product, then Ionis will send written notice to such effect to Praxis, and the Parties will engage a mutually agreed independent Third Party intellectual property lawyer with expertise in the patenting of ASOs, and appropriate professional credentials in the relevant jurisdiction, to determine the question of whether such Third Party intellectual property is

CONFIDENTIAL

Additional Core IP. The determination of the Third Party expert engaged under the preceding sentence will be binding on the Parties solely for purposes of determining whether [***]. The costs of any Third Party expert engaged under this Section 9.3.3(c) will be paid by the Party against whom the Third Party lawyer makes his or her determination.

(d)

In no event will the aggregate [***] reduce the [***] to an amount that is less than the greater of (i) [***] of the [***], and (ii) [***] for such Product in such country in such period. Praxis will have the right to [***].

9.4

Sublicense Revenue. Praxis will not sublicense the Product prior to the [***] without Ionis’ consent (such consent not to be unreasonably withheld, conditioned or delayed). On a Sublicense-by-Sublicense and country-by-country basis, if Praxis enters into a Sublicense, then [***].

9.4.1

Sublicense Revenue Calculation. Subject to Section 9.4.3, the calculation of such Sublicense Revenue payment is based on the stage of Development of the most advanced Product covered by the Sublicense as of the date Praxis enters into the Sublicense, as follows:

(a)	Where Praxis enters into any such Sublicense before [***], Ionis will receive [***]; and

(b)	Where Praxis enters into any such Sublicense after [***] but before [***], Ionis will receive [***]; and

(c)	Where Praxis enters into any such Sublicense after [***], Ionis will receive [***].

9.4.2

Sublicense Revenue Payments. Any payment to Ionis for its portion of Sublicense Revenue is due within [***] of Praxis receiving such Sublicense Revenue; provided, however, within [***] after any Calendar Quarter in which Sublicense Revenue is earned, Praxis will send to Ionis a written statement of the amount of Ionis’ portion of such Sublicense Revenue.

9.4.3

Sublicense Revenue Limitation. Notwithstanding anything to the contrary in this Agreement, on a Sublicense-by-Sublicense and country-by-country basis, in no event will the Sublicense Revenue payable to Ionis under this Section 9.4 for the Calendar Quarter in which such Sublicense Revenue is earned be less than the amount that is equivalent to [***] of [***].

9.5

Priority Review Vouchers. If, in connection with a Product, a Regulatory Authority grants Praxis credits, reduced fees, priority review or any other incentives including those offered under 21 U.S.C. § 360ff or 21 U.S.C. § 360n-l (each, a “Regulatory Authority Incentive”)Praxis transfers such Regulatory Authority Incentive to a Third Party for consideration, then within [***] after such transfer, Praxis will pay Ionis [***]. If Praxis transfers such Regulatory Authority Incentive to a Third Party in exchange for non-cash consideration, then within [***] after such transfer, Praxis and Ionis will discuss and

CONFIDENTIAL

mutually agree in good faith on the fair market value of such Regulatory Authority Incentive (including, if applicable, the value of any non-cash consideration received by Praxis or advantage gained by Praxis) and Praxis will pay Ionis [***] of such fair market value in cash. If Ionis and Praxis cannot agree on the fair market value of the Regulatory Authority Incentive within [***] after such transfer despite negotiating in good faith, then the matter will be decided by a Third Party expert selected by mutual agreement of the Parties whose determination will be final and binding on both Parties. If the Parties cannot agree on a Third Party expert, the dispute resolution provisions of Section 17.4 will govern.

9.6

Payment Reports. Each payment under Section 9.2 and each payment under Section 9.4 will be accompanied by a report summarizing Net Sales of Products during the relevant Calendar Quarter and the calculation of royalties or Sublicense Revenue, as applicable, due thereon, including country and the exchange rate used. If no royalties or Sublicense Revenue is payable in respect of a given Calendar Quarter, Praxis will submit a written report to Ionis so indicating. In addition, beginning with the Calendar Quarter in which the First Commercial Sale for a Product is made and for each Calendar Quarter thereafter, within [***] following the end of each such Calendar Quarter, Praxis will provide Ionis a [***] report estimating the total projected Net Sales of Products and the royalties and Sublicense Revenue payable to Ionis for such Calendar Quarter.

9.7

Mode of Payment. All payments under this Agreement will be (a) payable in full in U.S. dollars, regardless of the country(ies) in which sales are made, (b) made by wire transfer of immediately available funds to an account designated by Ionis in writing, and

(a)

non-creditable, irrevocable and non-refundable. Whenever for the purposes of calculating the royalties payable under this Agreement conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale and then converted into United States dollars by using the rate used by Praxis to report its audited finances or, if not so reported, by applying the monthly average rate of exchange calculated by using the foreign exchange rates published in Bloomberg during the applicable month starting two (2) Business Days before the beginning of such month and ending two (2) Business Days before the end of such month. For clarity, any references in this Agreement to an amount paid by Praxis as being “irrevocable” will not be construed to limit Praxis’ right to seek to recover or actually recover any amount of damages arising from any uncured breach of this Agreement by Ionis, subject only to the limitations and exclusions in Section 12.5.

9.8

Records Retention. Commencing with the First Commercial Sale of a Product, Praxis will keep, and will require its Affiliates and Sublicensees to keep (all in accordance with GAAP or IFRS, consistently applied), complete and accurate records pertaining to Net Sales and any other payment due pursuant to this ARTICLE 9 for a period of [***], and in sufficient detail to permit Ionis to confirm the accuracy of the Net Sales paid by Praxis hereunder.

9.9	Audits of Payment Reports. Ionis will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to

CONFIDENTIAL

Praxis, have access during normal business hours, and upon reasonable prior written notice, to Praxis’ records as may be reasonably necessary to verify the accuracy of Net Sales and any other payment due pursuant to this ARTICLE 9, as applicable, for any Calendar Quarter or Calendar Year [***]; provided, however, that Ionis will not have the right to conduct more than [***]. The accounting firm will share all draft audit findings with Praxis and afford Praxis the ability to discuss and make any clarifications to avoid misinterpretations. The accounting firm will share such draft audit findings simultaneously with Ionis. The accounting firm will disclose to Ionis only whether the reported Net Sales and any other payments due pursuant to this ARTICLE 9 are correct and details of any discrepancies. The final audit report will be shared with Praxis at the same time it is shared with Ionis. If either Party disputes the findings of such final audit report, then the Parties will confer and resolve in good faith any such discrepancies reported in such report. Ionis will bear the cost of such audit unless the audit reveals an underreporting of more than the greater of (a) [***] and (b) [***] of amounts payable to Ionis over [***], in which case Praxis will bear the cost of the audit. If, based on the results of such audit, additional payments are owed by Praxis under this Agreement, Praxis will make such additional payments, with interest as set forth in Section 9.12, within [***] after the date on which such accounting firm’s written report is delivered to Praxis. If, based on the results of such audit, amounts were overpaid by Praxis to Ionis, [***]. Either Party may in good faith dispute the results of such audit, in which case the applicable payment [***] will not be due until such dispute is resolved. Ionis will treat the financial information subject to review under this Section 9.9 in accordance with the confidentiality provisions of ARTICLE 14.

9.10	Taxes.

9.10.1

Taxes on Income. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

9.10.2

Withholding Tax. The Parties agree to cooperate with one another and use reasonable efforts to lawfully avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Praxis to Ionis under this Agreement. To the extent Praxis is required to deduct and withhold taxes, interest or penalties on any payment, Praxis will pay the amounts thereof to the proper governmental authority for the account of Ionis and remit the net amount (i.e., the payment net of such taxes, interest and/or penalties) to Ionis in a timely manner. Praxis will promptly furnish Ionis with proof of payment of such taxes. If documentation is necessary to secure an exemption from, or a reduction in, any withholding taxes, the Parties will provide such documentation to the extent they are entitled to do so.

9.10.3

Tax Cooperation. Ionis will provide Praxis with any and all tax forms that may be reasonably necessary in order for Praxis to lawfully not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Following Praxis’ timely receipt of such tax forms from Ionis, Praxis will not withhold tax or will withhold tax at a reduced rate under an applicable bilateral income tax treaty,

CONFIDENTIAL

if appropriate under the applicable laws. Ionis will provide any such tax forms to Praxis upon request and in advance of the due date. Each Party will provide the other with reasonable assistance to determine if any taxes are applicable to payments under this Agreement and to enable the recovery, as permitted by Applicable Law, of withholding taxes resulting from payments made under this Agreement, such recovery to be for the benefit of the Party who would have been entitled to receive the money but for the application of withholding tax under this Section 9.10.

9.10.4	The provisions of this Section 9.10 are to be read in conjunction with the provisions of Section 17.1 below.

9.11

Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country will be paid to Ionis in the country in local currency by deposit in a local bank designated by Ionis, unless the Parties otherwise agree or are prevented from doing so by Applicable Law.

9.12	Interest. If Praxis fails to make any payment due to Ionis under this Agreement, by the deadline specified in this ARTICLE 9, interest will accrue daily at an annual rate equal to [***].

9.13

Initial Cost Reimbursement. As of the Effective Date, Ionis has incurred approximately [***] in out-of-pocket costs for the performance of activities under the Research Plan and expects to incur an additional [***] in such costs. Upon execution of this Agreement by the Parties and Praxis’ receipt of an invoice from Ionis for such costs, Praxis will pay such amount to Ionis as reimbursement for such costs.

ARTICLE 10.

INTELLECTUAL PROPERTY

10.1

Collaboration IP. Each Party will promptly disclose to the other Party in writing, any discovery, invention or creation made in the performance of activities under the Agreement (“Collaboration Know-How”). Inventorship of any Patent Rights that claim or cover Collaboration Know-How (“Collaboration Patents”) and together with the Collaboration Know-How, the (“Collaboration IP”)will be determined in accordance with United States patent laws and ownership will follow inventorship. Subject to any rights or licenses expressly granted under this Agreement, neither Party will have any obligation to account to the other for profits with respect to, or to obtain any consent of the other Party to license or exploit its rights in Collaboration IP, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such consent or accounting.

10.2	Prosecution of Patents.

10.2.1	Prior to License Fee Payment.

(a)

Patents Owned or Controlled by a Party. Prior to exercise of the Option by Praxis, each Party will have the right, at its cost and expense and at its discretion, to obtain, prosecute, maintain, and enforce throughout the world any Patent Rights owned or Controlled by such Party, including with respect to Ionis, the Ionis Core Technology Patents.

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(b)

Jointly Owned Collaboration Patents. Prior to exercise of the Option by Praxis, the Parties will determine which Party will be responsible for the prosecution and maintenance of each jointly owned Collaboration Patent (such Party, the “Prosecuting Party”). The Prosecuting Party will control and be responsible for all aspects of the prosecution and maintenance of such jointly owned Collaboration Patents. The Prosecuting Party will consider in good faith any comments or instructions the other Party timely provides the Prosecuting Party related to the prosecution and maintenance of such jointly owned Collaboration Patents. Unless the Parties otherwise agree, Ionis and Praxis will share equally the costs associated with the prosecution and maintenance of the jointly owned Collaboration Patents.

10.2.2

After License Fee Payment. Upon exercise of the Option by Praxis, and subject to Section 10.2.4, Praxis, either directly or through its Affiliates and Sublicensees, will have the right, as between the Parties, to obtain, prosecute, and maintain throughout the world all Ionis Product-Specific Patents and jointly owned Collaboration Patents, at Praxis’ expense. Praxis, or its outside counsel, will provide Ionis with an update of the filing, prosecution and maintenance status for each such Ionis Product-Specific Patent on a periodic basis and will reasonably consult with and cooperate with Ionis on the preparation, filing, prosecution and maintenance of such Ionis Product-Specific Patents, including providing Ionis with drafts of material filings in sufficient time to allow Ionis to review and comment before such filings are due. Praxis, or its outside counsel, will provide to Ionis copies of any material papers relating to the filing, prosecution and maintenance of such Ionis Product-Specific Patents promptly upon their being filed or received. Praxis may cease prosecuting or maintaining particular applications or patents within such Ionis Product-Specific Patents in selected jurisdictions, if Praxis determines that it is not commercially reasonable to continue such efforts (in which case the terms of Section 10.2.4 will apply). As soon as practicable following Praxis’ exercise of the Option, Ionis will deliver the applicable subject patent files with respect to any Ionis Product-Specific Patents to Praxis and will execute such documents and perform such acts as may be reasonably necessary for Praxis to take control of such patent prosecution and maintenance.

10.2.3

Notice of Disputes. Each Party will notify the other Party within a reasonable period of time if any action, suit, claim, dispute or proceeding concerning the Ionis Product-Specific Patents licensed hereunder or a Product has been initiated, which, if determined adversely to a Party, would have a material adverse effect on the licenses granted by Ionis to Praxis under this Agreement, or that would have a material adverse effect on or would materially impair either Party’s rights under this Agreement. Any information communicated pursuant to this Section 10.2.3 will be treated as Confidential Information subject to the terms of ARTICLE 14.

CONFIDENTIAL

10.2.4

Discontinued Patents. If, under Section 10.2.2, Praxis, its Affiliates and Sublicensees elect not to pursue or continue the filing, prosecution or maintenance of any particular applications or patents, or subject matter included in the Ionis Product-Specific Patents, in any jurisdiction, Praxis will give as much advance written notice as reasonably practicable (but in no event less than [***] or, in the case of an applicable impending deadline, [***]) to Ionis of any decision not to pursue or continue the preparation, filing, prosecution and maintenance of such Ionis Product-Specific Patent or subject matter included in such Ionis Product-Specific Patent (a “Discontinued Patent”). In such case, Ionis may elect to continue preparation, filing, prosecution, or maintenance of the Discontinued Patent in the select jurisdiction at its expense. In the event of such a Discontinued Patent in a Major Market, (a) Praxis’ exclusive license under Section 7.1.1 with respect to such Discontinued Patent in such jurisdiction will automatically convert into a non-exclusive license, and (b) Ionis and its Affiliates will be relieved of the exclusivity covenants under Section 6.1.2 with respect to such Discontinued Patent in such jurisdiction, with the financial terms set forth in ARTICLE 9 remaining intact and unaffected. Praxis will execute such documents and perform such acts as may be reasonably necessary for Ionis to continue prosecution or maintenance of the applicable Discontinued Patent.

10.2.5

Cooperation. Each Party will cooperate reasonably in the preparation, filing, prosecution, maintenance, and defense of the Ionis Product-Specific Patents at Praxis’ expense. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate to enable such other Party, to file, prosecute and maintain such Ionis Product-Specific Patents in any country; and (b) promptly informing such other Party of matters that may affect the preparation, filing, prosecution or maintenance of any such Ionis Product-Specific Patents.

10.2.6

For purpose of this Agreement, “prosecution and maintenance” means the filing, preparation, prosecution (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending all any interferences, inter partes reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings), and maintenance thereof, including obtaining patent term extensions, regulatory exclusivity, supplemental protection certificates, or their equivalents with respect thereto. When used as a verb, “prosecute and maintain” means to engage in prosecution and maintenance.

10.3	Enforcement of Patents.

10.3.1

Rights and Procedures. If Ionis or Praxis determines that any Patent licensed hereunder is being infringed by a Third Party’s activities and that such infringement could affect the exercise by the Parties of their respective rights and obligations or reduce the benefits anticipated by the Parties under this Agreement, it will promptly notify the other Party in writing. Except for the Ionis Product-Specific Patents, which are discussed below, the Party Controlling the Patent(s) that are allegedly being infringed will have the sole right, but not the obligation, to remove such infringement.

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10.3.2

Ionis Product-Specific Patents. After Praxis’ exercise of its Option, with respect to the Ionis Product-Specific Patents, Praxis will have the first right, but not the obligation, at Praxis’ expense, to remove or abate such infringement. If Ionis requests that Praxis act to remove or abate infringement of an Ionis Product-Specific Patent, and Praxis believes it is not commercially appropriate to take such actions, the Parties will meet and discuss in good faith such circumstances and seek to reach agreement on what appropriate steps to take to cause such infringement to end in a commercially appropriate manner. If Praxis fails to take steps to initiate the process to remove or abate any such infringement within [***] following a written request from Ionis to act to remove or abate such infringement, or earlier notifies Ionis in writing of its intent not to take such steps, Ionis will have the right to do so at its expense and Praxis will have the right, at its own expense, to be represented in any such action.

10.3.3

Cooperation. The Party not enforcing the applicable Patent will provide reasonable assistance to the other Party (at such other Party’s expense), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action as a named party to the extent necessary to allow the enforcing Party to bring or maintain the action or establish damages. If any Third Party asserts in writing or in any legal proceeding that any of the Ionis Patent Rights are unenforceable based on any term or condition of this Agreement, the Parties will amend this Agreement as may reasonably be required to effect the original intent of the Parties, including preserving the enforceability of such Ionis Patent Rights.

10.3.4	Recovery. Any damages or other monetary awards recovered with respect to any action contemplated by this Section 10.3 will be shared as follows:

(a)

the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); then

(b)	any remaining proceeds will be (i) [***], or (ii) [***].

ARTICLE 11.

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1	Representations, Warranties and Covenants of Both Parties. Each Party hereby represents, warrants and, where specified, covenants as of the Effective Date to the other Party that:

11.1.1

it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

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11.1.2

this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of credit or rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

11.1.3

all necessary consents, approvals and authorizations of all Regulatory Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained; and

11.1.4

the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the certificate of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

11.2	Ionis Representations, Warranties and Covenants. Ionis hereby represents, warrants and covenants to Praxis that:

11.2.1

As of the Effective Date, APPENDICES 4, 5 and 6 contain a complete and accurate list of all Patents Controlled by Ionis that are necessary to Develop, Manufacture, Commercialize and otherwise exploit Products in the Field;

11.2.2

As of the Effective Date, all issued Patents within the Ionis Patent Rights are in full force and effect, have been filed, prosecuted and maintained in good faith, and, to the best of Ionis’ knowledge, are valid and enforceable;

11.2.3

As of the Effective Date, Ionis has sufficient legal and/or beneficial title and ownership or right to license (or sublicense as the case may be) with respect to the Licensed IP as is necessary to fulfill its obligations under this Agreement and to grant the rights and licenses (or sublicenses as the case may be) granted to Praxis pursuant to this Agreement;

11.2.4

to the best of Ionis’ knowledge as of the Effective Date, no actions, suits, claims, disputes or proceedings concerning the Ionis Patent Rights are currently pending or are threatened in writing, that if determined adversely to Ionis would have an adverse effect on Ionis’ ability to grant the licenses to Praxis under this Agreement, or that would have an adverse effect on or would impair Praxis’ right to practice the rights and licenses granted under this Agreement by Ionis to Praxis;

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11.2.5	Ionis has, or will subcontract for, the requisite personnel, facilities, equipment, expertise, experience and skill to perform its obligations under this Agreement;

11.2.6	Ionis will at all times comply with all Applicable Laws in the performance of its rights and obligations under this Agreement;

11.2.7

As of the Effective Date, to its knowledge, Ionis has not entered into any agreement, including any In-License Agreement, under which Ionis has obtained a license or sublicense of rights from a Third Party to any intellectual property that would be necessary to Develop or Commercialize the Product as currently contemplated under the Development Candidate Identification Plan;

11.2.8

If Ionis enters into any agreement after the Effective Date under which Ionis obtains a license or sublicense of rights from a Third Party to any Licensed IP, then Ionis will (a) comply with all terms and conditions of such Additional Ionis In-License Agreements relating to Ionis’ rights to Licensed IP, (b) not terminate any of Ionis’ licenses or rights to Licensed IP under such Additional Ionis In-License Agreements; (c) not amend any Additional Ionis In-License Agreements in any way that would limit, modify or restrict Praxis’ rights and licenses hereunder or increase or modify Praxis’ obligations hereunder, or (d) not waive any rights under any Additional Ionis In-License Agreements in a manner that would adversely affect the rights and licenses granted to or obligations undertaken by Praxis hereunder, except in each case (a)-(d) with Praxis’ prior written consent;

11.2.9

As of the Effective Date, Ionis has not granted, and during the Agreement Term will not grant, any right or license to any Third Party under the Licensed IP or relating to Products that would conflict with or limit the scope of any of the rights or licenses granted under this Agreement by Ionis to Praxis; and

11.2.10	Ionis will promptly notify Praxis in writing if any additional Ionis Patent Right becomes known to Ionis that is not listed on APPENDICES 4, 5 or 6.

11.3	Praxis Representations, Warranties and Covenants. Praxis hereby represents, warrants and covenants to Ionis that:

11.3.1

Praxis has sufficient legal and/or beneficial title and ownership or right to license (or sublicense as the case may be) to grant the licenses (or sublicenses as the case may be) granted to Ionis pursuant to this Agreement;

11.3.2	as of the Effective Date, there are no Praxis Background Patents that are necessary for either Party to fulfill its obligations under this Agreement;

11.3.3

to the best of Praxis’ knowledge as of the Effective Date, no actions, suits, claims, disputes or proceedings concerning the Praxis Background Patents are currently pending or are threatened in writing, that if determined adversely to Praxis would have an adverse effect on Praxis’ ability to Develop and Commercialize Products in accordance with this Agreement;

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11.3.4	Praxis will not practice the Licensed IP outside the scope of the licenses granted to it pursuant to Section 7.1 and Section 7.3.

11.3.5	Praxis has, or will subcontract for, the requisite personnel, facilities, equipment, expertise, experience and skill to perform its obligations under this Agreement;

11.3.6	Praxis and its Affiliates and Sublicensees will at all times comply with all Applicable Laws in the performance of its rights and obligations under this Agreement;

11.3.7	Praxis’ [***] financial statements are fair and accurate;

11.3.8	since [***], there has not been any material adverse change in the business, management, financial condition or results of operations of Praxis taken as a whole;

11.3.9	Praxis has or will obtain, and will allocate, sufficient financial resources to support and conduct its activities and fulfill its obligations under this Agreement;

11.3.10

Praxis and RogCon have entered into the RogCon In-License Agreement as of the Effective Date, Praxis has provided a copy of the RogCon In-License Agreement to Ionis and, as of the Effective Date, Praxis and RogCon have executed such agreement without making any material change thereto; and

11.3.11

Praxis will (a) comply with all terms and conditions of the RogCon In-License Agreement, (b) not terminate any of Praxis’ licenses or rights to intellectual property under the RogCon In-License Agreement; (c) not amend the RogCon In-License Agreement in any way that would limit, modify or restrict Ionis’ rights and licenses hereunder or increase or modify Ionis’ obligations hereunder, or (d) not waive any rights under the RogCon In-License Agreement in a manner that would adversely affect the rights and licenses granted to or obligations undertaken by Praxis hereunder, except in each case (a)-(d) with Ionis’ prior written consent.

11.4

DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 11, PRAXIS AND IONIS MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND PRAXIS AND IONIS EACH SPECIFICALLY DISCLAIM ANY WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 12.

INDEMNIFICATION; INSURANCE

12.1	Indemnification by Praxis. Praxis will indemnify, defend and hold harmless Ionis and its Affiliates, and its or their respective directors, officers, employees and agents (each, an

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“Ionis Indemnitee”), from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professionals (collectively, “Losses”) arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based on:

12.1.1

the negligence, recklessness or willful misconduct of Praxis, its Affiliates and/or Sublicensees and its or their respective directors, officers, employees and agents, in connection with Praxis’ performance of its obligations or exercise of its rights under this Agreement;

12.1.2	any breach of any representation or warranty or express covenant made by Praxis in this Agreement; or

12.1.3

the Development, Commercialization or manufacture of a Product by and/or on behalf of Praxis or its Affiliates or Sublicensees, including handling and storage by and/or on behalf of Praxis or its Affiliates or Sublicensees; except, in each case above, to the extent such Losses arose out of or resulted from (a) the gross negligence, recklessness or willful misconduct of any Ionis Indemnitee, (b) any breach by Ionis of any of its representations, warranties or covenants in this Agreement, or (c) any breach of Applicable Law by any Ionis Indemnitee.

12.2

Indemnification by Ionis. Ionis will indemnify, defend and hold harmless Praxis and its Affiliates, and its or their respective directors, officers, employees and agents (each, a “Praxis Indemnitee”), from and against any and all Losses arising out of or resulting from any and all Claims based on:

12.2.1

the negligence, recklessness or willful misconduct of Ionis and/or its Affiliates and its or their respective directors, officers, employees and agents, in connection with Ionis’ performance of its obligations or exercise of its rights under this Agreement;

12.2.2	any breach of any representation or warranty or express covenant made by Ionis in this Agreement; or

12.2.3

the Research of Products by and/or on behalf of Ionis; except, in each case above, to the extent such Losses arose out of or resulted from (a) the gross negligence or willful misconduct of any Praxis Indemnitee, (b) any breach by Praxis of any of its representations, warranties or covenants in this Agreement, or (c) any breach of Applicable Law by any Praxis Indemnitee.

12.3

Procedure. If an Ionis Indemnitee or Praxis Indemnitee seeks indemnification, such Ionis Indemnitee or Praxis Indemnitee will inform the indemnifying Party, in writing, of a Claim as soon as reasonably practicable after such Ionis Indemnitee or Praxis Indemnitee receives notice of such Claim (it being understood and agreed, however, that any failure by an Ionis Indemnitee or Praxis Indemnitee to give such a timely notice will not relieve the indemnifying Party of its indemnification obligations under this Agreement, except to the extent that the indemnifying Party is actually prejudiced as a result of such failure to timely give notice) and permit the indemnifying Party to assume direction and control of the defense of the Claim (including the sole right to settle it at the sole discretion of the

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indemnifying Party, provided that such settlement or compromise does not admit any fault or negligence on the part of the Ionis Indemnitee or Praxis Indemnitee, as applicable, or impose any obligation on, or otherwise materially adversely affect, the Ionis Indemnitee or Praxis Indemnitee). Notwithstanding the forgoing, the Ionis Indemnitees or Praxis Indemnitees, as applicable, will have the right to participate in such action or proceeding and to retain its own counsel but the indemnifying Party will not be liable for any legal expenses of other counsel subsequently incurred by such Ionis Indemnitee or Praxis Indemnitee in connection with the defense thereof unless (a) the indemnifying Party has agreed to pay such fees and expenses, (b) the indemnifying Party will have failed to employ counsel reasonably satisfactory to the Ionis Indemnitee or Praxis Indemnitee, as applicable, in a timely manner, or (c) the Ionis Indemnitee or Praxis Indemnitee will have been advised by counsel that there are actual or potential conflicting interests between the indemnifying Party and the Ionis Indemnitee or Praxis Indemnitee, including situations in which there are one or more legal defenses available to the Ionis Indemnitee or Praxis Indemnitee that are different from or additional to those available to the indemnifying Party.

12.4

Insurance. Praxis will maintain at its sole cost and expense, a liability insurance program (including clinical trials and product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto. At a minimum, Praxis will maintain, in force from [***] prior to enrollment of the first patient in a Clinical Trial involving a Product until at least one year after the completion of all applicable Clinical Trials, at its sole cost, a [***] insurance policy providing coverage of at least [***] per claim and annual aggregate. Further, at least [***] before Praxis initiates the First Commercial Sale of any Product hereunder, Praxis will procure and maintain until at least one year after Praxis’ cessation of Commercialization a [***] insurance policy providing coverage of the greater of (a) [***] per claim and annual aggregate or (b) [***]. As applicable, Praxis will name Ionis as an additional insured and will upon request provide Ionis with a certificate of insurance. Praxis will promptly notify Ionis of any material change in insurance coverage or lapse in coverage.

12.5

TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, EXCEPT FOR BREACHES OF SECTION 6.1 (EXCLUSIVITY COVENANTS), SECTION 11.3.4, ARTICLE 15 (CONFIDENTIALITY) AND EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 12, NEITHER IONIS NOR PRAXIS WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR THE ACTIVITIES TO BE CONDUCTED PURSUANT TO THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION IN THIS SECTION 12.5 DOES NOT PRECLUDE IONIS FROM RECOVERING A REASONABLE ROYALTY IN A BREACH OF CONTRACT ACTION, INCLUDING BUT NOT LIMITED TO A BREACH OF SECTION 13.2.3.

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ARTICLE 13.

TERM; TERMINATION

13.1

Agreement Term; Expiration. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 13 will continue in full force and effect until the expiration of all payment obligations to Ionis (the “Agreement Term”).

13.2	Termination of the Agreement.

13.2.1	Termination for Certain Material Breaches.

(a)

If either Party believes that the other is in material breach of this Agreement (other than with respect to (i) a breach of Praxis’ obligations under Section 8.3.1 where the applicable Performance Milestone has not been modified under Section 8.3.2 or Section 8.3.3, or (ii) a failure by Praxis to achieve a modified Performance Milestone (as modified by the Parties’ agreement under Section 8.3.2 or by expert resolution under Section 8.3.3), in each case which is governed by Section 13.2.2), then the non-breaching Party may deliver notice of such breach to the other Party. To the extent the breach is capable of being cured, the allegedly breaching Party will have [***] to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [***] following such notice); provided that, in the case of a breach other than a breach involving the failure to make a payment when due, if the breaching Party uses Commercially Reasonable Efforts to cure such breach within the applicable [***] cure period but requires additional time to cure such breach, such [***] cure period will be extended until the earlier of [***] following the notice of breach or such time as the breaching Party is no longer using Commercially Reasonable Efforts to cure such breach. If the Party receiving notice of breach fails to cure such breach within the [***] or [***] period, as applicable, the non-breaching Party may (x) declare a breach hereunder and terminate this Agreement upon written notice, or (y) elect to not terminate this Agreement, and in such event the non-breaching Party will retain its right to continue this Agreement while simultaneously pursuing remedies permitted at law or in equity (including contract damage remedies), subject to the terms, conditions and limits imposed by this Agreement.

(b)

Notwithstanding the foregoing or anything to the contrary herein, if the Parties reasonably and in good faith disagree as to whether there has been a material breach of this Agreement, (i) the dispute will be resolved in accordance with the process set forth in Section 17.4.2; (ii) the relevant cure period with respect thereto will be tolled from the date the breaching Party notifies the non-breaching Party of such dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement; (iii) during the pendency of such dispute, all of the terms and

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conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder; and (iv) if it is ultimately determined that the breaching Party committed such material breach, then the breaching Party will have [***] to cure such material breach from the date of such determination, failing which the non-breaching Party may elect to terminate the Agreement immediately upon the issuance of written notice to the breaching Party. If Ionis is the non-breaching Party, Ionis will have the reversion right pursuant to ARTICLE 14.

13.2.2

Termination by Ionis for Praxis’ Failure to Meet Performance Milestones. If Praxis is in breach of Praxis’ obligations under Section 8.3.1 where the applicable Performance Milestone has not been modified under Section 8.3.2 or Section 8.3.3, or if Praxis fails to meet a Performance Milestone as modified by the Parties pursuant to Section 8.3.2 or by expert resolution under Section 8.3.3, Ionis will provide Praxis with [***] prior written notice of Ionis’ intent to terminate, stating the reasons and justification for such termination. If Praxis, or its Affiliate or Sublicensee, has not cured such breach, if such breach is capable of curing, during the [***] period, as such period may be extended by agreement of the Parties, following Ionis’ issuance of such notice, or if such breach is not capable of curing, then Ionis may terminate the Agreement immediately upon written notice to Praxis, and Ionis will have the reversion right pursuant to ARTICLE 14.

13.2.3

Termination by Praxis. This Agreement may be terminated by Praxis, without cause, upon [***] written notice to Ionis. For the avoidance of doubt, upon any such termination under this Section 13.2.3, Praxis and its Affiliates and Sublicensees will, subject to the wind-down period set forth in ARTICLE 14, stop selling all Products, and all Products will revert back to Ionis in accordance with ARTICLE 14.

13.2.4

Termination for Insolvency. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets; or if the other Party proposes a written agreement of composition or extension of substantially all of its debts; or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] after the filing thereof; or if the other Party proposes to be or is a party to any dissolution or liquidation; or if the other Party makes an assignment of substantially all of its assets for the benefit of creditors. Notwithstanding any further rights under Applicable Law, upon written request of the other Party, the Party filing for bankruptcy, insolvency or a similar proceeding as set forth in this Section 13.2.4 will promptly provide to such other Party all information and documents necessary to prosecute, maintain and enjoy its rights under the terms of this Agreement.

13.2.5	Termination for Failure to Identify a Development Candidate. If, despite using Commercially Reasonable Efforts, Ionis is unable to identify a Development

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Candidate prior to the end of the Collaboration Term, either Party may terminate this Agreement by providing the other Party with [***] written notice of termination. Upon termination under this Section 13.2.5:

(a)	Praxis will have no further rights or licenses in the Licensed IP (other than its rights to the jointly owned Collaboration IP set forth in Section 13.2.5(c));

(b)

Ionis will have no further rights or licenses in or to any intellectual property or intellectual property rights Controlled by Praxis or any of its Affiliates except as Ionis may have obtained by separate agreement (other than its rights to the jointly owned Collaboration IP set forth in Section 13.2.5(c)); and

(c)

Praxis and Ionis will be entitled to exercise any rights in jointly owned Collaboration IP available under Applicable Law including, without limitation, the right to use and exploit such jointly owned Collaboration IP for any purpose and to license, sell, assign or otherwise transfer its interest in such jointly owned Collaboration IP to any Third Party without notice or compensation to the other Party.

13.3	Consequences of Termination of this Agreement.

13.3.1

Return of Information and Materials. Upon termination of this Agreement by either Party pursuant to this ARTICLE 13, each Party will return to the other Party (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising such Party’s Confidential Information. Notwithstanding the foregoing, each Party will be permitted to retain one copy of such data, files, records, and other materials for archival purposes and for regulatory compliance.

13.3.2

Sublicense Survival. If this Agreement terminates for any reason, then, at Praxis’ request, any Sublicense will survive and the Sublicensee will, from the effective date of such termination, become a direct licensee of Ionis with respect to the rights sublicensed to the Sublicensee by Praxis; so long as (a) Praxis has provided Ionis a complete copy of the applicable Sublicense and paid Ionis any Sublicense Revenue associated therewith, (b) such Sublicensee is not in breach of its Sublicense, (c) such Sublicensee continues to comply with all of the terms of the Sublicense, including the obligations of this Agreement imposed on Sublicensee by the Sublicense, and (d) such Sublicensee agrees to continue to pay directly to Ionis the portion of such Sublicensee’s payments under the Sublicense due to Ionis under this Agreement. Praxis agrees that it will confirm clause (a) of the foregoing in writing at the request and for the benefit of Ionis and if requested, the Sublicensee.

13.4	Accrued Rights; Surviving Obligations.

13.4.1

Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

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13.4.2

Survival. APPENDIX 1 (to the extent definitions are embodied in the following listed Articles and Sections); Section 5.3.2, Section 5.3.3, Section 7.3.2 (Enabling License to Ionis), Section 9.1.3(b), Section 9.4.3 (Priority Review Vouchers), Section 9.2.5 (Royalty Payments), Section 9.4.2 (Sublicense Revenue Payments), Section 9.6 (Payment Reports), Section 9.7 (Mode of Payment), Section 9.8 (Records Retention), Section 9.9 (Audits of Payment Reports), Section 9.10 (Taxes), Section 9.12 (Interest), Section 11.4 (Disclaimer of Warranty), ARTICLE 12 (INDEMNIFICATION; INSURANCE), ARTICLE 13 (TERM; TERMINATION), ARTICLE 14 (IONIS REVERSION RIGHT), ARTICLE 15 (CONFIDENTIALITY), and ARTICLE 17 (MISCELLANEOUS) of this Agreement will survive expiration or termination of this Agreement for any reason.

13.4.3

Rights in Bankruptcy. All rights and licenses granted under this Agreement are, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it upon the non-subject Party’s written request therefor. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

ARTICLE 14.

IONIS REVERSION RIGHT

14.1

If the Agreement is (a) terminated by Ionis under Section 13.2.1 (Termination for Certain Material Breaches), Section 13.2.2 (Termination by Ionis for Praxis’ Failure to Meet Performance Milestones), or Section 13.2.4 (Termination for Insolvency), or (b) terminated by Praxis under Section 13.2.3, this ARTICLE 14 will apply.

14.2

In such event, the Parties wish to provide a mechanism to ensure that patients who were being treated with the applicable Discontinued Product before such termination or expiration or who desire access to such Discontinued Product can continue to have access to such Discontinued Product until the regulatory and commercial responsibilities for the Discontinued Product are transitioned from Praxis to Ionis following termination or

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expiration of the Agreement. As such, following the termination or expiration of this Agreement, Ionis may request Praxis perform transition services as listed in SCHEDULE 14.3 and such other transition services that the Parties mutually agree in writing to (a) provide patients with continued access to any Products that are the subject of such termination (collectively, “Discontinued Products”), (b) transition the responsibilities under all Approvals and ongoing Clinical Trials for the applicable Discontinued Products to Ionis or its designee and (c) transition the then-current supply process and responsibilities for the Discontinued Products to Ionis or its designee (collectively, the “Transition Services”). Subject to the Parties agreeing on a transition plan as described in Section 14.3, Praxis will perform such Transition Services using reasonable efforts.

14.3

Ionis may elect to have Praxis perform the Transition Services by providing written notice to Praxis no later than the later of [***] asking Ionis to confirm if Ionis wishes to have Praxis perform the Transition Services. If Ionis requests Transition Services, then Ionis will propose a transition plan setting forth the Transition Services to be performed by Praxis, including delivery and transition dates consistent with those set forth in SCHEDULE 14.3, and, for a period of [***] after such request, the Parties will use good faith efforts to negotiate a mutually agreeable version of such transition plan. In addition, the Parties will, within [***] after such request, establish a transition committee consisting of at least each Party’s Alliance Managers, a representative from each Party’s CMC group who was responsible for the Discontinued Product prior to the termination, and up to two additional representatives from each Party who are from other relevant functional groups to facilitate a smooth transition. While Praxis is providing Transition Services, Praxis and Ionis will mutually agree on talking points and a communication plan to customers, specialty pharmacies, physicians, Regulatory Authorities, patient advocacy groups and clinical study investigators, and Praxis will make all such communication to such entities in accordance with the mutually agreed talking points.

14.4

Ionis will pay Praxis for the Transition Services at [***] to perform the Transition Services, calculated [***]. In addition, Ionis will reimburse [***] to perform the Transition Services. In accordance with SCHEDULE 14.3, Praxis may continue to sell Discontinued Product, either directly or through its Affiliates or Sublicensees, until Praxis has completed performing the Transition Services, at which time all rights and licenses granted by Ionis to Praxis under this Agreement will be divested from Praxis and will revert back to Ionis. Praxis will [***] during the period that Praxis is performing the Transition Services, provided that Praxis complies with all of its obligations under this ARTICLE 14 during such period.

14.5

Praxis will assign or exclusively license to Ionis the rights granted to Praxis under the RogCon In-License Agreement if requested by Ionis and will assign to Ionis any trademarks Controlled by Praxis related to the Discontinued Products.

14.6

Praxis will and hereby does grant to Ionis a worldwide, sublicensable, non-exclusive license or sublicense, as the case may be, to all Patent Rights, data and know-how Controlled by Praxis as of the effective date of the termination necessary to Research, Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize Discontinued Products.

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14.7

Praxis will assign, and hereby does assign, to Ionis, for Ionis’ exclusive use with respect to the Development and Commercialization of the Discontinued Products, all of Praxis’ right, title and interest in and to all data, results, regulatory information and files in the possession of Praxis that are necessary for Ionis to Research, Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize Discontinued Products and will take such further action as may be necessary to transfer (a) regulatory documents in Ionis’ name and (b) control of regulatory proceedings to Ionis.

14.8	For the avoidance of doubt, Ionis’ rights under this ARTICLE 14 are in addition to any other rights and remedies available to Ionis under this Agreement and Applicable Law.

ARTICLE 15.

CONFIDENTIALITY

15.1

Disclosure and Use Restriction. Each Party agrees that, for so long as this Agreement is in effect and for a period of [***] thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (a) maintain in confidence such Confidential Information, (b) not disclose such Confidential Information except to the Receiving Party’s employees having a need-to-know such Confidential Information, (c) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party (such consent not to be unreasonably withheld, conditioned or delayed), except for disclosures expressly permitted by this Agreement, and (d) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.

15.2

Authorized Disclosure. To the extent that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information belonging to the other Party in the following instances:

15.2.1	filing, prosecuting and maintaining patent applications and patents in accordance with this Agreement;

15.2.2

communicating with Regulatory Authorities as necessary for the Development or Commercialization of a Product in a country, in accordance with this Agreement and as required in connection with any filing, application or request for Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

15.2.3	prosecuting or defending litigation;

15.2.4

complying with Applicable Laws (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange, and compliance with tax laws and regulations) and with judicial process, if (a) in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance and (b) such disclosure is made in accordance with Section 15.3 or Section 15.4 as applicable;

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15.2.5

disclosure, in connection with the performance of this Agreement and solely on a need-to-know basis, to Affiliates, potential or actual collaborators (including potential Sublicensees), potential or actual investment bankers, investors, lenders, or acquirers, or employees, independent contractors or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this ARTICLE 14; provided, however, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this ARTICLE 14 to treat such Confidential Information as required under this ARTICLE 14;

15.2.6

in the case of Praxis, its Affiliates and Sublicensees, use and disclosure of Ionis Know-How and Ionis Manufacturing and Analytical Know-How licensed to Praxis under this Agreement in the ordinary course of the exercise of the rights and licenses granted to Praxis hereunder; and

15.2.7

in the case of Praxis, disclosure to RogCon in connection with Praxis’ performance of its obligations and exercise of its rights under this Agreement and/or in connection with Praxis’ performance of its express obligations under the RogCon In-License Agreement.

If Confidential Information is disclosed in accordance with this Section 15.2, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (other than by breach of this Agreement). Where reasonably possible and subject to Section 15.3 and Section 15.4, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to the applicable subsection of this Section 15.2 before making such disclosure to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

15.3

Required Disclosure. A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Applicable Law; provided, however, that, unless legally prohibited from doing so, the Receiving Party will notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure, and to file for patent protection if relevant; and provided, further, that the Receiving Party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required, whether or not a protective order or other similar order is obtained by the Disclosing Party.

15.4

Securities Filings. If either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement, periodic report, or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities law, the Party will notify the other Party of such intention and will provide such other Party with a copy of relevant portions

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of the proposed filing not less than [***] prior to such filing, and will seek to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential (except to the extent advised by counsel that confidential treatment is not available for such information), and will only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice will be required under this Section 15.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

15.5

Injunctive Relief. The Parties understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this ARTICLE 15 by either Party. Accordingly, each Party is entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes a breach of this ARTICLE 15.

ARTICLE 16.

PRESS RELEASES AND PUBLICATIONS

16.1

Press Releases; Public Disclosure. Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed, provided, however, that each Party may make disclosures permitted by, and in accordance with, ARTICLE 15. Each Party agrees to provide to the other Party a copy of any public statement regarding this Agreement or the transactions contemplated hereby as soon as reasonably practicable prior to its scheduled release. Except under extraordinary circumstances, each Party will provide the other with an advance copy of any such statement at least [***] prior to its scheduled release. Each Party will have the right to expeditiously review and recommend changes to any such statement and, except as otherwise permitted by ARTICLE 15, the Party whose statement has been reviewed will remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. The contents of any statement or similar publicity that has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval.

16.2

Praxis will promptly notify (and provide as much advance notice as reasonably possible to) Ionis of any material event related to a Product, including but not limited to, the starting or stopping of a Clinical Trial, any Clinical Hold, the Clinical Trial data or results, material regulatory discussions, submission of any application for or receipt of Approval, or a material change in Praxis’ sales projections for a Product (each, a “Significant Event”) so that the Parties may analyze the need to or desirability of publicly disclosing or reporting such event. In all such cases, the Parties will agree on a communications strategy for such Significant Event and will make any such disclosure in accordance with Section 16.1. Notwithstanding Section 16.1 above, any press release or other similar public communication by Praxis related to a Product’s (a) efficacy or safety data and/or results or (b) sales projections or results will be submitted to Ionis for review at least [***] in advance (if reasonably practicable under the circumstances and if not reasonably practicable, as far in advance as possible) of such proposed public disclosure, and Praxis will give good faith consideration to any comments provided by Ionis as a result of such review.

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16.3

Scientific or Clinical Presentations. Regarding any proposed scientific or clinical publications or public presentations related to summaries of results from any of the activities under this Agreement generated by Ionis or Praxis, the Parties acknowledge that scientific lead time is a key element of the value under this Agreement and further agree to use Commercially Reasonable Efforts to control public scientific disclosures of the results of the activities under this Agreement to prevent any potential adverse effect of any premature public disclosure of such results. The Parties will agree to a publication plan whereby each Party will first submit to the other Party an advanced draft of all such publications or presentations, whether they are to be presented orally or in written form, at least [***] prior to submission for publication. Each Party will review such proposed publication to avoid the unauthorized disclosure of a Party’s Confidential Information and to preserve the patentability of Collaboration Know-How arising under this Agreement. If, during such [***] period, the other Party informs such Party that its proposed publication contains Confidential Information of the other Party, then such Party will delete such Confidential Information from its proposed publication, other than results of the Collaboration. In addition, if at any time during such [***] period, the other Party informs such Party that its proposed publication discloses Collaboration Know-How made by either Party in the course of the research under this Agreement that has not yet been protected through the filing of a patent application, or the public disclosure of such proposed publication could be expected to have a material adverse effect on any Collaboration Know-How solely owned or Controlled by such other Party, then such Party will either (a) delay such proposed publication for up to [***] from the date the other Party informed such Party of its objection to the proposed publication, to permit the timely preparation and first filing of patent application(s) on the information involved or (b) remove the identified disclosures prior to publication. Notwithstanding the foregoing, if the Parties mutually agree that public disclosure of such proposed publication could reasonably be expected to have a material adverse effect on the ability to develop an ASO as a therapeutic candidate, the Parties will delay publication until a patent application covering such ASO is filed.

16.4	Acknowledgement.

16.4.1

Praxis will acknowledge in any press release, public presentation or publication regarding a Product Ionis’ role in discovering and developing the Product, that the Product is under license from Ionis and otherwise acknowledge the contributions from Ionis, and Ionis’ stock ticker symbol (IONS).

16.4.2

Praxis understands and acknowledges the importance to Ionis of continuing to be associated with the drugs it discovers. As such, Praxis agrees that it will acknowledge Ionis’ role in the discovery of a Product in any scientific, medical and other Product-related communications to the extent such communications address the research, discovery or commercialization of a Product, by prominently including the words “Discovered by Ionis” or equivalent language (collectively, the “Ionis Attribution Language”) in any such communications; provided, however, that Praxis will have no obligation to include the Ionis Attribution Language in any

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of the following: (a) communications or materials where such inclusion would be prohibited by Applicable Law or (b) other materials where Praxis branding is not prominently featured; provided that, in each case, Praxis will use reasonable efforts to have the Ionis Attribution Language included in any such communication, consistent with the efforts that Praxis uses to have statements regarding its own contributions to the Product included in such communication.

16.4.3	Ionis may reference the Products (and identify Praxis as its partner for the Products) on its website, in its SEC filings, and in presentations and other publications regarding Ionis’ drug pipeline.

ARTICLE 17.

MISCELLANEOUS

17.1	Assignment and Successors.

17.1.1	Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, which will not be unreasonably withheld, delayed or conditioned.

17.1.2	Notwithstanding Section 17.1.1:

(a)

each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, without the other Party’s consent, to any of its Affiliates, to any purchaser of all or substantially all of its business or assets to which this Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, if Praxis or any of its Affiliates or Sublicensees transfers or assigns this Agreement or a Sublicense to [***] described in this Agreement, then Praxis (or such Affiliate or Sublicensee), will [***], “gross up”) [***]. [***]. To the extent Ionis [***] with respect to the [***].

(b)

At any time prior to [***], if Praxis wishes to assign this Agreement in its entirety, including all of the rights, obligations and interests of Praxis hereunder, to RogCon, then Praxis will give Ionis at least [***] prior written notice of its intent to assign the Agreement to RogCon (the “Assignment Notice”), which notice will include the information necessary for Ionis to determine whether the Assignment Criteria are satisfied. If Ionis, acting in good faith, believes that RogCon is not reasonably capable of fulfilling all of Praxis’ obligations under the Agreement, then Ionis must notify Praxis of its determination within [***] after its receipt of Praxis’ notice of assignment, along with a reasonably detailed explanation of the factual basis for its determination. If Ionis fails to provide any notice of objection within such [***] period, then Ionis will be deemed to have waived its right to contest the assignment to RogCon under this Section 17.1.2(b). If Ionis provides Praxis with timely notice of its objection to the

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assignment to RogCon, then the Parties will work together in good faith for a period of [***] to determine if there are any conditions under which Ionis would accept Praxis’ proposed assignment of the agreement to RogCon. Any deadlines, including the Option Deadline, or time periods for performance which come due during such [***] period will be automatically extended until the last day of such [***] period. For purposes of this Section 17.1.2(b), “Assignment Criteria” means (i) as of the date of the notice of assignment, RogCon has, and as of the proposed effective date of the assignment will have, the greater of (A) [***] in working capital and (B) [***]; and (ii) as of the date of the notice of assignment, RogCon has, and as of the proposed effective date of the assignment will have, sufficient personnel to perform Praxis’ remaining obligations under the Agreement. Praxis can only assign the Agreement to RogCon after (x) Praxis grants to RogCon a sublicensable, worldwide, royalty-free, fully paid up, nonexclusive license or sublicense, as the case may be, to (A) any Collaboration Patents Controlled by Praxis and (B) any Praxis Background Patents that Cover any invention or technology that the Parties agreed to incorporate into the Development Candidate, to develop, manufacture and otherwise commercialize the Development Candidate and any [***] in the Field and for the Treatment of [***], and (y) RogCon executes a direct sublicense to Ionis that is effective if RogCon does not exercise the Option prior to the Option Deadline (together, (x) and (y) the “Assignment Conditions”).

(c)

Ionis may assign or transfer its rights to receive payments under this Agreement (but, subject to any right that Praxis may have under Applicable Law), without Praxis’ consent, to an Affiliate or to a Third Party in connection with a payment factoring transaction.

17.1.3	Any purported assignment or transfer made in contravention of this Section 17.1 will be null and void.

17.2

Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part. The Parties agree to use good faith, reasonable efforts to replace the illegal, invalid or unenforceable provision with a legal, valid and enforceable provision that achieves similar economic and non-economic effects as the severed provision.

17.3	Governing Law; Jurisdiction; Venue.

17.3.1	This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to any rules of conflicts of laws.

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17.3.2

Subject to Section 17.4, each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of California (or, if but only if such court lacks, or will not exercise, subject matter jurisdiction over the entirety of the dispute, the Superior Court of the State of California sitting in the County of San Diego).

17.3.3

Notwithstanding the foregoing or anything to the contrary herein, any dispute relating to the scope, validity, enforceability or infringement of any Patent Rights will be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

17.4	Dispute Resolution.

17.4.1

Resolution by Senior Representatives. The Parties will seek to settle amicably any and all disputes, controversies or claims arising out of or in connection with this Agreement. Any such dispute between the Parties will, except to the extent expressly provided otherwise herein, be promptly presented to the Chief Executive Officer of Praxis and the Chief Operating Officer of Ionis or the functional successor in their respective organizations, or their respective designees (who must be at the Vice President level or higher within the organization) (the “Senior Representatives”), for resolution. Such Senior Representatives, will meet in person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to agree on the resolution of the dispute, controversy or claim. A senior representative of RogCon will be invited to attend, at his or her own expense, any meetings of the Senior Representatives and will be allowed to participate in such meetings as an observer. If any such dispute cannot be resolved by the Senior Representatives within [***] of presentation to the Senior Representatives for resolution, then, except as stated otherwise in this Agreement, either Party may refer such dispute to binding arbitration to be conducted as set forth below in this Section 17.4. For clarification, any dispute relating to the validity or scope of any Patent will not be subject to arbitration.

17.4.2	Arbitration.

(a)

Except to the extent that this Agreement identifies a Party who will have final decision-making authority over the matter or otherwise specifies a different mechanism for dispute resolution, if the Parties fail to resolve the dispute through their Senior Representatives, then a Party may submit such dispute to arbitration by notifying the other Party, in writing of such dispute. Within [***] after receipt of such notice the Parties will designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such [***] period, the arbitrator will be selected by the Chicago, Illinois office of JAMS. The arbitrator will be a lawyer or retired judge knowledgeable and experienced in the Applicable Law concerning the subject matter of the dispute. In any case, the arbitrator will not be an Affiliate, employee, consultant, officer, director or stockholder of either Party, or otherwise have any current or previous

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relationship with either Party or their respective Affiliates. The place of arbitration will be Chicago, Illinois. Either Party may apply to the arbitrator for the interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

(b)

Within [***] after the appointment of the arbitrator, the arbitrator and the Parties will meet, and each Party will provide to the arbitrator a written summary of all disputed issues, and such Party’s position on such disputed issues.

(c)

The arbitrator will set a date for a hearing, which will be no later than [***] after the submission of the Parties’ summary of issues under Section 17.4.2(b), for the presentation of evidence and legal argument concerning each of the issues identified by the Parties. The Parties will have the right to be represented by counsel. Except as provided herein, the arbitration will be administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures applicable at the time of the notice of arbitration pursuant to Section 17.4.2(a); provided, however, that the Federal Rules of Evidence will apply with regard to the admissibility of evidence in such hearing. In any such arbitration proceeding, the Parties will be entitled to all remedies to which they would be entitled in a United States District Court and to full discovery to the same degree permitted under the Federal Rules of Civil Procedure, including monetary damages, injunctive relief, termination of licenses or assignment of rights to a Product to either of the Parties.

(d)

The arbitrator will use his or her best efforts to rule on each disputed issue within [***] after completion of the hearing described in Section 17.4.2(c). The determination of the arbitrator as to the resolution of any dispute will be binding and conclusive on all Parties. All rulings of the arbitrator will be in writing and will be delivered to the Parties as soon as is reasonably possible. Nothing contained herein will be construed to permit the arbitrator to award punitive, exemplary or any similar damages. The arbitrator’s decision will include findings of fact and conclusions of law.

(e)

Each Party will bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and will pay an equal share of the fees and cost of the arbitrator; provided, however, the arbitrator will be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, cost and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the administrator and the arbitrator.

(f)

Except to the extent necessary to confirm an award or as may be required by Applicable Law, neither Party nor an arbitrator may disclose the existence, content or results of an arbitration without the prior written

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consent of both Parties. No arbitration may be initiated after the date when a legal or equitable claim would otherwise be barred by the applicable statute(s) of limitations.

17.5

Injunctive Relief; Court Actions. Notwithstanding anything to the contrary in this Agreement, each Party will be entitled to seek from any court of competent jurisdiction, in addition to any other remedy it may have at law or in equity, injunctive or other equitable relief in the event of an actual or threatened breach of this Agreement by the other Party, without the posting of any bond or other security, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. The Parties agree that in the event of a threatened or actual material breach of this Agreement, injunctive or equitable relief would be an appropriate remedy. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim will be subject to arbitration pursuant to Section 17.4.2.

17.6

Force Majeure. No Party will be held responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure means a cause beyond the reasonable control of a Party, which may include acts of God, war, terrorism, civil commotion, fire, flood, earthquake, tornado, tsunami, explosion, storm, pandemic, epidemic or failure of public utilities or common carriers. In such event the Party so failing or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of one hundred eighty (180) days, after which time the Parties will negotiate in good faith any permanent or transitory modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

17.7

Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), e-mail transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Ionis, addressed to:	Ionis Pharmaceuticals, Inc. 2855 Gazelle Court Carlsbad, CA 92010 Attention: Chief Operating Officer [***]@ionisph.com

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If to Praxis, addressed to:	Praxis Precision Medicines, Inc. One Broadway Street 16th Floor Cambridge, MA 02142 Attention: Chief Business Officer stuart@praxismedicines.com or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any notice given hereunder will be deemed to have been given (a) when delivered, if delivered personally or by e-mail, unless delivery occurs on a weekend or federal holiday, in which case the date of delivery will be the next Business Day; (b) on the next Business Day after deposit, if sent by overnight express courier service; and (c) on the third Business Day after the date of mailing, if sent by mail.

17.8

Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

17.9

Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

17.10

Entire Agreement; Modifications. This Agreement (including the attached Appendices and Schedules), sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein, and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by an authorized representative of each Party.

17.11

Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor of the other. Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither Party will have the authority to bind or obligate the other Party, and neither Party will represent that it has such authority.

17.12	Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, exhibit, Appendix or Schedule means a Section of, or Schedule or exhibit or

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Appendix to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “will” and “shall” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) unless otherwise specified, is in reference to United States dollars, and (h) the headings contained in this Agreement, in any exhibit or Appendix or Schedule to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

17.13

Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate to carry out the expressly stated purposes and the clear intent of this Agreement.

17.14

Construction. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

17.15	Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Schedule or Appendix hereto, the terms of this Agreement will apply.

17.16

Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via electronic mail in PDF format will be treated as original signatures.

17.17

No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

PRAXIS PRECISION MEDICINES, INC.

By:	/s/ Kiran Reddy

Name:	Kiran Reddy

Title:	President & CEO

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

IONIS PHARMACEUTICALS, INC.

By:	/s/ Brett Monia

Name:	Brett Monia, Ph.D.

Title:	Chief Operating Officer

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List of Appendices and Schedules

APPENDIX 1—Definitions

APPENDIX 2—Prior Agreements

APPENDIX 3—Development Candidate Checklist

APPENDIX 4—Ionis Product-Specific Patents

APPENDIX 5—Ionis Core Technology Patents

APPENDIX 6—Ionis Manufacturing and Analytical Patents

SCHEDULE 3.7—Clinical Development Plan Requirements

SCHEDULE 4.1.2—JSC Governance

SCHEDULE 4.3—Alliance Management Activities

SCHEDULE 8.2—Integrated Product Plan Requirements

SCHEDULE 14.3—Transition Services

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APPENDIX 1

DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

“Additional Core IP” has the meaning set forth in Section 9.3.3(a).

“Additional Ionis In-License Agreements” has the meaning set forth in Section 9.3.1(a).

“Additional Milestone Payment” has the meaning set forth in Section 9.1.3(a).

“Additional Product-Specific Patents” has the meaning set forth in Section 9.3.2(a).

“Affiliate” of an entity means any corporation, firm, partnership or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement. An entity will be deemed to control another entity if it (a) owns, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities or capital stock of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Term” has the meaning set forth in Section 13.1.

“Annual” or “Annually” means the period covering a Calendar Year or occurring once per Calendar Year, as the context requires.

“APP” means the bulk active pharmaceutical ingredient manufactured in accordance with cGMP (unless expressly stated otherwise) for a Product. The quantity of API will be the as-is gross mass of the API after lyophilization (i.e., including such amounts of water, impurities, salt, heavy, metals, etc. within the limits set forth in the API specifications) and before release, retention, stability or characterization samples are removed (if needed).

“Applicable Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of any Regulatory Authority that may be in effect from time to time.

“Approval” means, with respect to a Product in a given jurisdiction, approval sufficient for the manufacture, distribution, use, marketing and sale of such Product in such jurisdiction in accordance with Applicable Laws.

“ASO” means an oligonucleotide compound, or analog, variant, mimic, or mimetic thereof, having a sequence that is at least six bases long and is designed to specifically and selectively bind to a particular nucleic acid transcript via the binding, partially or wholly, of such compound to the nucleic acid transcript.

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“Assignment Conditions” has the meaning set forth in Section 17.1.2(b).

“Assignment Criteria” has the meaning set forth in Section 17.1.2(b).

“Assignment Notice” has the meaning set forth in Section 17.1.2(b).

“[***]” means the [***].

“[***]” has the meaning set forth in Section 3.8.

“[***]” has the meaning set forth in Section 3.8.

“Business Day” means any day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31.

“Calendar Year” means a year beginning on January 1 (or, with respect to 2019, the Effective Date) and ending on December 31.

“cGMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

“Change of Control” means (a) the closing of a sale of all or substantially all of the assets of Praxis to which this Agreement relates to a Third Party in one transaction or series of transactions; (b) the closing of a merger or other business combination or transaction that results in a Third Party owning (directly or indirectly) more than fifty percent (50%) of the voting securities of Praxis or of its ultimate parent entity; (c) the closing of a transaction, following which a Third Party acquires direct or indirect ability or power to direct or cause the direction of the management and policies of Praxis or of its ultimate parent entity or otherwise direct the affairs of Praxis or of its ultimate parent entity, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise; or (d) the sale or disposition to a Third Party of all or substantially all of Praxis’ assets taken as a whole. Notwithstanding the foregoing, (i) a transaction solely to change domicile of Praxis; (ii) any merger or consolidation between Praxis and one or more of its Affiliates (that is not an Affiliate specifically set up to facilitate a transaction contemplated by (a) through (d) above); or (iii) initiation of a public offering of Praxis’ capital stock or any other financing transaction involving Praxis and one or more Third Parties whose business is primarily or principally that of financial investing, will not constitute a Change of Control.

“Claims” has the meaning set forth in Section 12.1.

“Clinical Development Plan” has the meaning set forth in Section 3.7.

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“Clinical Trial” or “Clinical Study” means, with respect to a Product, a clinical study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of a marketing application for such Product.

“CMO” has the meaning set forth in Section 3.6.1.

“Co-Chairperson” has the meaning set forth in Section 4.1.3.

“Collaboration” means the conduct of the activities under the Research Plan, the Development Candidate Identification Plan and the Clinical Development Plan in accordance with this Agreement.

“Collaboration Know-How” has the meaning set forth in Section 10.1.

“Collaboration Patents” has the meaning set forth in Section 10.1.

“Collaboration IP” has the meaning set forth in Section 10.1.

“Collaboration Term” has the meaning set forth in Section 3.10.

“Commercialization” means activities and processes directed to obtaining pricing and reimbursement approvals, launching, marketing, promoting, distributing, importing or selling a Product and all Manufacturing, supply and distribution of Product in support of such activities and processes. When used as a verb, “Commercialize” or “Commercializing” means to engage in Commercialization.

“Commercially Reasonable Efforts” means the level of effort, budget and resources normally used by a company in the pharmaceutical industry of similar size as the respective Party or in case there is no such industry standard, the level of effort, budget and resources normally used by the respective Party for a product owned or controlled by it, which is of similar profitability and at a similar stage in its research, development or product life, taking into account with respect to a product any issues of patent coverage, safety and efficacy, pricing, product profile, the proprietary position of the product, the competitive environment for the product and the likely timing of the product(s) entry into the market, the regulatory environment of the product and all other relevant scientific, technical and commercial factors.

“Competing Field” means the Treatment of [***], other than the Field. For clarity, the Competing Field includes the Treatment of [***] unless and until [***] is included in the Field pursuant to Section 7.2.

“Completion” means, with respect to a Clinical Study, the point in time at which the primary database lock for such study has occurred and, if such study has a statistical analysis plan, the data generated based on that primary database lock under the statistical analysis plan for such study are available.

“Compound” means an ASO that is designed to bind to the mRNA or pre-mRNA and down- regulate the expression of SCN2A gene products, where such ASO is discovered by Ionis prior to or during the Collaboration Term and which ASO meets the criteria set forth in the Development Candidate Identification Plan.

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“Confidential Information” means any confidential or proprietary information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed by or on behalf of the Disclosing Party or otherwise received or accessed by the Receiving Party from the Disclosing Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof. “Confidential Information” does not include information or materials that:

(a)

was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates without use of or reference to the Disclosing Party’s Confidential Information, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates;

(c)

became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or

(d)

was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others.

“Control” or “Controlled” means possession of the ability to grant a right, license or sublicense hereunder without violating the terms of any agreement with any Third Party in effect as of the date such right, license or sublicense is granted hereunder; provided, however, that if a Party has a right to grant a license or sublicense with respect to an item of intellectual property to the other Party only upon payment of compensation (including milestones or royalties) to a Third Party that would not have been payable had a license or sublicense not been granted or exercised under this Agreement (“Third Party Compensation”), then the first Party will be deemed to have “Control” of the relevant item of intellectual property only if the other Party agrees to bear the cost of such Third Party Compensation (subject to any permitted reductions under Section 9.3). The granting Party will provide the other Party with written notice promptly after becoming aware that any such license or sublicense could require the payment of any Third Party Compensation. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party that becomes an Affiliate of a Party after the Effective Date (including a Third Party acquirer), no intellectual property of such Third Party will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of such Party, except to the extent that such Third Party directly participates in the performance of any activities under this Agreement.

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“Cover,” “Covered,” ox “Covering” means, with respect to a patent, that, but for rights granted to a Person under such patent, the act of making, using or selling by such Person would infringe a Valid Claim included in such patent, or in the case of a patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“Development” means, with respect to a Product, nonclinical and clinical development activities reasonably related to the development and submission of information to a Regulatory Authority, including the performance of chemical synthesis, toxicology, pharmacology, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, IND-Enabling Studies and Clinical Trials and any and all Manufacturing, supply and distribution of such Product in support of such activities. When used as a verb, “Develop” or “Developing” means to engage in Development.

“Development Candidate” means the Compound that is reasonably designated by Ionis’ Research Management Committee for further Development and Commercialization in the Field in accordance with Ionis’ standard procedures for designating development candidates as ready to start IND-Enabling Studies and Section 3.5.

“Development Candidate Data Package” means the data package [***]; provided that such package contains [***]. Such package will also contain [***] relating to such Development Candidate and a list of the Ionis Core Technology Patents and Ionis Manufacturing and Analytical Patents that Cover such Development Candidate and that have not previously been disclosed to Praxis. The checklist Ionis uses as of the Effective Date when reviewing potential development candidates for approval is attached hereto as APPENDIX 3.

“Development Candidate Identification Plan” has the meaning set forth in Section 3.5.1.

“Disclosing Party” has the meaning set forth in Section 15.1.

“Discontinued Patent” has the meaning set forth in Section 10.2.4.

“Discontinued Product” has the meaning set forth in Section 14.2.

“Discovery” means, with respect to a product containing an ASO (including a Product), a scope of work that includes human clinical lead optimization with the goal of identifying a development candidate.

“Dollar” or “$” means the lawful currency of the United States

“Draft Report” means, with respect to an IND-Enabling Toxicology Study, an integrated, audited draft report containing the toxicology data generated from such IND-Enabling Toxicology Study.

“Effective Date” has the meaning set forth in the Preamble.

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“EMA” means the European Medicines Agency, or any successor agency thereto.

“Expert” has the meaning set forth in Section 7.2.2(a).

“Expert Evaluation Commencement Date” has the meaning set forth in Section 7.2.2(a).

“External Expenses” means the actual cost on a Dollar for Dollar basis with no mark-up.

“FDA” means the U.S. Food & Drug Administration, or any successor agency thereto.

“Field” means the Treatment of any and all forms of epilepsy and/or neurodevelopmental disorders in each case caused by any mutation of the SCN2A gene, other than [***], including as such definition may be amended pursuant to Section 7.2.

“First Commercial Sale” means, with respect to a Product, the first sale of such Product by Praxis, its Affiliates or Sublicensees to a Third Party in a particular country after Approval of the Product has been obtained in such country.

“FTE Costs” means the cost of Ionis’ time incurred at performing work under this Agreement at the then-applicable FTE Rate.

“FTE Rate” means for a given Calendar Year the rate that a Party charges for a full time equivalent with the appropriate technical skill (such Calendar Year consisting of at least a total of [***] per year of dedicated effort, excluding vacations and holidays). The rate is based on [***].

“Full Royalty Rate” has the meaning set forth in Section 9.2.1.

“GAAP” means generally accepted accounting principles of the United States consistently applied, or for any non-US entity (a) international financial reporting standards (IFRS) consistently applied, or (b) for such non-US entity that does not use IFRS, the generally accepted accounting rules in its home jurisdiction for entities of a similar size in the same industry, consistently applied throughout its organization.

“Generic Product” means, with respect to a Product, one or more Third Party products having the same or substantially the same active pharmaceutical ingredient as such Product and for which in the U.S. an ANDA has been filed naming such Product as the reference listed drug, or outside of the U.S., an equivalent process to the ANDA has been filed where bioequivalence to such Product has been asserted, and such product(s) taken in the aggregate has a market share (measured in number of prescriptions during a Calendar Quarter with the numerator of such fractional share being the Generic Products taken in the aggregate, and the denominator being the total of the Generic Products taken in the aggregate plus the Product taken in the aggregate, as provided by IQVIA) during the applicable Calendar Quarter in such country of [***].

“IFRS” means the International Financial Reporting Standards, the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.

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“Incremental Tax Cost” has the meaning set forth in Section 17.1.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or any equivalent application for authorization to commence human clinical trials in other countries or regulatory jurisdictions.

“IND-Enabling Toxicology Study” or “IND-Enabling Toxicology Studies” means the non-human primate toxicology studies designed or otherwise required to meet the requirements for filing an IND.

“IND-Enabling Toxicology Costs” has the meaning set forth in Section 3.6.2.

“IND-Enabling Toxicology Plan” has the meaning set forth in Section 3.6.1.

“[***]” has the meaning set forth in Section 9.1.3(b).

“[***]” has the meaning set forth in Section 9.1.3(b).

“Initiation” means, (i) with respect to any Clinical Study, dosing of the first human subject in such Clinical Study; and (ii) with respect to a nonclinical study, the dosing of the first nonhuman animal in such nonclinical study. When used as a verb, “Initiate” means (i) with respect to a Clinical Study, to dose the first human subject in such Clinical Study; and (ii) with respect to a nonclinical study, to dose the first non-human animal in such nonclinical study.

“Integrated Product Plan” or “IPP” has the meaning set forth in Section 8.2.

“Ionis Attribution Language” has the meaning set forth in Section 16.4.2.

“Ionis Core Technology Know-How” means all Know-How Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term necessary or reasonably useful to Research, Develop or Commercialize a Product that relates generally to ASOs, other than Ionis Product-Specific Know-How and Ionis Manufacturing and Analytical Know-How.

“Ionis Core Technology Patents” means all Patent Rights Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term, necessary or reasonably useful to Research, Develop or Commercialize a Product claiming subject matter generally applicable to ASOs, other than Ionis Product-Specific Patents and Ionis Manufacturing and Analytical Patents. A list of Ionis Core Technology Patents as of the Effective Date is set forth on APPENDIX 5.

“Ionis Indemnitee” has the meaning set forth in Section 12.1.

“Ionis Internal ASO Safety Database” has the meaning set forth in Section 8.4.7(a).

“Ionis Know-How” means the Ionis Core Technology Know-How and the Ionis Product-Specific Know-How.

“Ionis Manufacturing and Analytical Know-How” means Know-How that relates to the synthesis or analysis of a Product regardless of sequence or chemical modification, owned, used, developed

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by, or licensed to Ionis or its Affiliates, in each case to the extent Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term. Ionis Manufacturing and Analytical Know-How do not include the Ionis Know-How.

“Ionis Manufacturing and Analytical Patents” means Patent Rights that claim Manufacturing Technology owned, used, developed by, or licensed to Ionis or its Affiliates, in each case to the extent Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term. Ionis Manufacturing and Analytical Patents do not include any Ionis Product-Specific Patents or Ionis Core Technology Patents. A list of Ionis Manufacturing and Analytical Patents as of the Effective Date is set forth on APPENDIX 6.

“Ionis Negotiation Notice” has the meaning set forth in Section 7.2.

“Ionis Product-Specific Know-How” means all Know-How Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term necessary or reasonably useful to Research, Develop or Commercialize a Product in the Field or disclosed by Ionis to Praxis and specifically relating to (a) the composition of matter of a Product or (b) methods of using a Product for the Field; provided however, Know-How Controlled by Ionis or any of its Affiliates that (i) consists of subject matter applicable to ASO compounds or products in general or (ii) relates to an ASO compound that does not specifically down-regulate expression of SCN2A gene products via the binding, partially or wholly, of such compound to mRNA or pre-mRNA encoded by SCN2A, will not be considered Ionis Product-Specific Know-How, and in each case of (i) and (ii), such Know-How will be considered Ionis Core Technology Know-How.

“Ionis Product-Specific Patents” means all Patent Rights Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term Covering (a) the composition of matter of a Product, or (b) methods of using a Product as a prophylactic or therapeutic in the Field; provided however, Patent Rights Controlled by Ionis or any of its Affiliates that include only claims that are directed to (i) subject matter applicable to ASO compounds or Products in general or (ii) an ASO compound that does not specifically down-regulate expression of SCN2A gene products via the binding, partially or wholly, of such compound to mRNA or pre-mRNA that encodes SCN2A, will not be considered Ionis Product-Specific Patents, and in each case of (i) and (ii), such Patent Rights will be considered Ionis Core Technology Patents. A list of Ionis Product-Specific Patents as of the Effective Date is set forth on APPENDIX 4.

“Ionis Research Costs” has the meaning set forth in Section 3.2.

“Ionis Supported Pass-Through Costs” means [***].

“JAMS” has the meaning set forth in Section 7.2.2(a).

“JSC” has the meaning set forth in Section 4.1.1.

“Know-How” means inventions, technical information, know-how and materials, including technology, data, compositions, formulas, biological materials, assays, reagents, constructs, compounds, discoveries, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, trade secrets, skill and experience, in each case whether or not patentable or copyrightable, and in each case that are unpatented.

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“License Fee” means the amount set forth in Section 9.1.1.

“Licensed IP” means the Licensed Know-How, the Licensed Patents and Ionis’ interest in any jointly owned Collaboration IP.

“Licensed Know-How” means Ionis Know-How, Ionis Manufacturing and Analytical Know-How and Ionis’ interest in any jointly owned Collaboration Know-How.

“Licensed Patents” means the Ionis Product-Specific Patents, Ionis Core Technology Patents, Ionis Manufacturing and Analytical Patents and Ionis’ interest in any jointly owned Collaboration Patents. For clarity, Licensed Patents that are jointly owned by Ionis and Praxis will count toward the calculation of the Royalty Period and the applicable royalty rates under Section 9.2.

“Losses” has the meaning set forth in Section 12.1.

“Major Market” means [***].

“Manufacturing” means any activity involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing, storage or packaging, for nonclinical, clinical or commercial purposes, of API component or the bulk active pharmaceutical ingredient for a Product in finished form. When used as a verb, “Manufacture” means to engage in Manufacturing.

“Manufacturing Technology” means (a) methods and materials used in the synthesis or analysis of an ASO regardless of sequence or chemical modification, and (b) methods of Manufacturing components of an ASO.

“Minimum Third Party Payments” means [***].

“NDA” means, with respect to a Product, (a) a new drug application, including all amendments and supplements thereto, filed with the FDA in the United States to obtain Approval of such Product in the United States, or (b) the equivalent application filed with any other Regulatory Authority in any other jurisdiction to obtain Approval for such Product in such jurisdiction.

“Negotiation Period” has the meaning set forth in Section 7.2.

“Net Sales” means, with respect to any Product, the amount billed by Praxis or its Affiliates (each a “Selling Party”) for sales of such Product in arm’s length transactions to Third Parties in all countries worldwide, after deduction (if not already deducted in the amount invoiced) of the following items with respect to sales of such Product:

(a)

trade, cash, and/or quantity discounts, retroactive price reductions, charge back payments, reimbursements and rebates actually taken and allowed, including discounts or rebates to governmental or managed care organizations;

(b)	credits or allowances given or recorded for rejection or return of previously sold product (including, without limitation, returns of such Product in connection with recalls or withdrawals);

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(c)	freight out, postage, shipping and insurance charges actually incurred for delivery of such Product;

(d)

any tax, tariff, duty or government charge (including any tax such as a value added or similar tax or government charge other than an income tax) levied on the sale, use, transportation or delivery of such Product and borne by the seller thereof without reimbursement from any Third Party; and

(e)	amounts written off by reason of uncollectible debt.

Net Sales and all of the foregoing deductions from the gross invoiced sales prices of Product will be determined in accordance with the Selling Party’s standard accounting procedures and in accordance with GAAP. In the event that a Selling Party makes any adjustments to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments will be reported and reconciled with the next report and payment of any royalties due.

Net Sales will not include (i) any payments among Selling Parties, unless such paying party is the end user of the relevant Product or (ii) any payments in consideration of supplies of the applicable Product for use in clinical trials.

The Parties agree that any reasonable definition of “net sales” customarily used in pharmaceutical industry technology licensing or research collaboration contracts that is subsequently agreed to by a Party (or a Third Party acquirer or assignee) and a Sublicensee in an arms-length transaction under a particular sublicense will replace the definition of Net Sales in this Agreement and will be used in calculating the royalty payment to the other Party on sales of Products sold pursuant to such sublicense and due under this Agreement, in each case subject to Section 9.3.

“Option” has the meaning set forth in Section 5.1.

“Option Deadline” has the meaning set forth in Section 5.1.

“Patent Rights” means (a) patents, patent applications and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government- issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Payment Trigger” has the meaning set forth in Section 9.1.3(a).

“Performance Milestone” has the meaning set forth in Section 8.3.

“Permitted Licenses” means (a) licenses granted by Ionis after the Effective Date to any Third Party under the Ionis Core Technology Patents or Ionis Manufacturing and Analytical Patents solely to (i) conduct nonclinical research, or (ii) enable such Third Party to manufacture or formulate ASOs, where such Third Party is engaged in providing contract manufacturing services; and (b) material transfer agreements with academic collaborators or non-profit institutions in connection with Ionis’ activities under the Research Plan approved by Praxis, such approval not to be unreasonably withheld or delayed.

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“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Phase 1/2 Study” means, with respect to a Product, a first Clinical Study in humans of such Product, as further defined in 21 C.F.R. § 312.21(a) or the corresponding regulation in jurisdictions other than the United States.

“Phase 3 Study” or “Phase 3 Trial” means a human clinical trial of a Product on a sufficient number of patients that is designed to establish that the Product is safe and efficacious for its target patient population, and to determine warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, which trial is intended to generate data sufficient for the filing of an NDA and Approval of the Product, as described in 21 C.F.R. 312.21(c) for the United States, or a similar Clinical Trial prescribed by the Regulatory Authorities in a foreign country.

“Pivotal Study” means (a) a Phase 3 Trial, or (b) a human clinical trial of a Product that satisfies the requirements of 21 C.F.R. § 312.21(c) and is a registration trial designed to establish statistically significant efficacy and safety of such Product for the purpose of enabling the preparation and submission of application for an NDA, MAA, JNDA or similar application for marketing approval to the competent Regulatory Authorities in a given country, as evidenced by (i) an agreement with or statement from the FDA on a Special Protocol Assessment or equivalent in another country, or (ii) other guidance or minutes issued by the FDA for such registration trial or equivalent in another country, or (iii) Praxis’ public statements, in each case where the results of such clinical trial are intended (if supportive) to be used to establish both safety and efficacy of such Product in patients that are the subject of such trial and serve as the basis for obtaining initial or supplemental Approval in the United States of such Product. For clarity, any compassionate use dosing with respect to a Product will not be considered the Initiation of a Pivotal Study with respect to such Product.

“Praxis” has the meaning set forth in the Recitals.

“Praxis Background Patents” means any Patent Rights Controlled by Praxis or its Affiliates (i) as of the Effective Date or (ii) at any time during the Agreement Term that are developed by Praxis or its Affiliates outside the scope of this Agreement, in each case of (i) and (ii), Covering (a) the composition of matter of a Product, or (b) any ASO compound that specifically down- regulates expression of SCN2A gene products via the binding, partially or wholly, of such compound to mRNA or pre-mRNA that encodes SCN2A, including any method of using such ASO compound. For clarity, Praxis Background Patents do not include any Patent Rights licensed by Ionis from RogCon under a separate agreement.

“Praxis Background Patents ROFN Period” has the meaning set forth in Section 5.3.3(b).

“Praxis Indemnitee” has the meaning set forth in Section 12.2.

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“Praxis Negotiation Notice” has the meaning set forth in Section 7.2.

“Praxis Supported Pass-Through Costs” means [***].

“Prior Agreements” means the agreements 1 isted on APPENDIX 2.

“Product” means any product containing the Development Candidate or the [***] as an active pharmaceutical ingredient regardless of its finished form, formulation, dosage, packaging or labeling. For clarity, all products with the same active pharmaceutical ingredient(s) will be deemed a single “Product” hereunder.

“Proposal” has the meaning set forth in Section 7.2.

“Prosecuting Party” has the meaning set forth in Section 10.2.1(b).

“Rebuttal” has the meaning set forth in Section 7.2.2(a).

“Receiving Party” has the meaning set forth in Section 15.1.

“Regulatory Authority” means any governmental authority, including the FDA or EMA, that has responsibility for regulating or otherwise exercising authority with respect to the Development, Manufacture, marketing, sale or other Commercialization of a Product in any country.

“Regulatory Authority Incentive” has the meaning set forth in Section 9.5.

“Related Compounds” has the meaning set forth in Section 3.5.2.

“Research” means conducting research activities with Compounds, including nonclinical research, gene function, gene expression and target validation research, lead optimization, and which may include small pilot toxicology studies but excludes Development, and Commercialization. When used as a verb, “Researching” means to engage in Research.

“Research Plan” has the meaning set forth in Section 3.1.

“RMC” has the meaning set forth in Section 3.5.2.

“RogCon” means “RogCon Inc.” or any successor entity thereto.

“RogCon In-License Agreement” means that certain License Agreement between Praxis and RogCon, effective as of September 11, 2019, including as it may be amended from time to time.

“Royalty Period” has the meaning set forth in Section 9.2.3.

“Royalty Rate Buy-Down Payment” has the meaning set forth in Section 9.2.2.

“SCN2A” means sodium voltage-gated channel alpha subunit 2; Gene ID 6326.

“Second Interest Payment” has the meaning set forth in Section 9.1.3(b).

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“Selected Proposal” has the meaning set forth in Section 7.2.2(b).

“Selected Proposal ROFNPeriod” has the meaning set forth in Section 7.2.2(d)(i).

“Senior Representatives” has the meaning set forth in Section 17.4.1.

“Sublicense” means an agreement or series of agreements or transactions pursuant to which Praxis or a Praxis Affiliate grants a Third Party the right to practice an Ionis Patent Right (whether by license, covenant not to sue or other right or immunity) or an option to obtain such a right, in either case, to Develop or Commercialize a Product. Any such series of agreements or transactions with the same Third Party or related Third Parties will be aggregated to constitute a single Sublicense for the purpose of determining Sublicense Revenue. “Sublicense” excludes a right granted to a Third Party solely to distribute or resell a Product sold to it by Praxis or its Affiliate, provided that Praxis pays royalties to Ionis on the sale of Product by Praxis or its Affiliate to such Third Party for consideration and provided further that such Third Party is not responsible for the marketing or promotion of the Product.

“Sublicensee” means any Third Party that enters into a Sublicense with Praxis or its Affiliate to Develop and/or Commercialize a Product. For purposes of the royalty obligations set forth in Section 9.2, “Sublicensee” will not include any CMO, contract research organization or other contract service provider acting for the benefit of Praxis that does not sell Product.

“Sublicense Revenue” means any consideration, cash or nonmonetary, that Praxis receives from a Sublicensee under any agreement or series of agreements that include the grant of any Sublicense (or right to receive a Sublicense), including but not limited to license fees, option fees, up-front payments, milestone payments, royalties, royalty pre-payments, profit sharing, license maintenance fees and payments for Praxis equity above the fair market value of such equity, other than: (a) [***], (b) [***], (c) [***], (d) [***], (e) [***] and (f) [***]. If Praxis receives any non-cash Sublicense Revenue, Praxis will [***] (i) [***] or (ii) [***]. To the extent that Sublicense Revenue represents an unallocated combined payment for amounts received for more than one product, such Sublicense Revenue for calculating payments due to Ionis will be [***]. For clarity, any consideration that RogCon receives from Praxis under any agreement or series of agreements related to the right to receive a share of profits based on the Commercialization of any Products hereunder will not be deemed “Sublicense Revenue” for purposes of this Agreement.

“Supporting Memorandum” has the meaning set forth in Section 7.2.2(a).

“Technology Transfer Activities” has the meaning set forth in Section 7.8.2.

“Technology Transfer Plan” has the meaning set forth in Section 7.8.1.

“Third Party” means a Person or entity other than the Parties or their respective Affiliates.

“Transition Services” has the meaning set forth in Section 14.2.

“Treatment” means, with respect to a condition, the cure, reduction, mitigation, prevention, slowing or halting the progress of, or otherwise management of such condition or the symptoms thereof.

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“Valid Claim” means a claim (a) of any issued, unexpired United States or foreign Patent Right, which will not, in the country of issuance, have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) of any United States or foreign patent application within a Patent Right, which will not, in the country in question, have been cancelled, withdrawn, abandoned nor been pending for more than [***] from the date of filing of the earliest patent application to which such patent application claims priority in the country of question, not including in calculating such [***] period of time in which such application is in interference or opposition or similar proceedings or time in which a decision of an examiner is being appealed. Notwithstanding the foregoing, on a country-by-country basis, a patent application pending for more than [***] will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent meeting the criteria set forth in clause (a) above with respect to such application issues.

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APPENDIX 2

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APPENDIX 3

[***]

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APPENDIX 4

[***]

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APPENDIX 5

[***]

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APPENDIX 6

[***]

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SCHEDULE 3.7

[***]

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SCHEDULE 4.1.2

[***]

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SCHEDULE 4.3

[***]

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SCHEDULE 8.2

[***]

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SCHEDULE 14.3

[***]